                                                                   Exhibit 10.16

                                                                  EXECUTION COPY

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF JANUARY 19, 2000

                                      AMONG

                              OPUS360 CORPORATION,

                              ITHORITY CORPORATION

                                       AND

                            THE OTHER PARTIES HERETO

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

Article I THE MERGER...........................................................1
   1.1    The Merger...........................................................1
   1.2    Effective Time of the Merger.........................................2
   1.3    Effect of the Merger.................................................2
   1.4    Charter; By-Laws; Officers and Directors of Surviving Corporation....2
   1.5    Authorization of the Merger Documents................................2
   1.6    Tax-Free Reorganization..............................................3
   1.7    Taking of Necessary Action; Further Assurances.......................3
   1.8    The Closing..........................................................3

Article II EFFECT ON SHARES, WARRANTS AND OPTIONS..............................3
   2.1    Effect of the Merger on Capital Stock................................3
   2.2    Delivery of Closing Amount; Exchange of Certificates.................7
   2.3    Delivery of Deferred Amount..........................................8
   2.4    Escrow; Merger Share Reserved Shares.................................8
   2.5    Additional Shares....................................................8
   2.6    Fractional Shares....................................................9
   2.7    No Further Ownership.................................................9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY  AND THE
            INDEMNIFYING SELLERS..............................................10
   3.1    Organization; Good Standing; Qualification and Power................10
   3.2    Authorization.......................................................10
   3.3    Non-contravention...................................................11
   3.4    Capitalization of the Company.......................................11
   3.5    Equity Investments..................................................12
   3.6    Bankruptcy, Etc.....................................................12
   3.7    Financial Statements................................................12
   3.8    Events Subsequent to the Balance Sheet..............................13
   3.9    Liabilities.........................................................14
   3.10   Legal Compliance....................................................14
   3.11   Title to Properties.................................................14
   3.12   Tax Matters.........................................................16
   3.13   Intellectual Property...............................................17
   3.14   Contracts and Commitments...........................................18
   3.15   Insurance...........................................................20
   3.16   Litigation..........................................................20
   3.17   Employees...........................................................20
   3.18   Employee Benefits...................................................21
   3.19   Environment and Safety..............................................23
   3.20   Related Party Transactions..........................................23
   3.21   Directors and Officers..............................................23


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   3.22   Offering Exemption..................................................23
   3.23   Accounts and Notes Receivable.......................................24
   3.24   Brokers.............................................................24
   3.25   Disclosure..........................................................24
   3.26   Year 2000...........................................................24

Article IV REPRESENTATIONS AND WARRANTIES OF THE INDEMNIFYING SELLERS.........25
   4.1    Title to the Merger Shares..........................................25
   4.2    Authority; Noncontravention.........................................25
   4.3    Legal Compliance....................................................26
   4.4    Brokers.............................................................26
   4.5    Registration Rights.................................................27
   4.6    No Security Interests...............................................27
   4.7    Compliance with Applicable Laws.....................................27
   4.8    Experience..........................................................27
   4.9    Investment..........................................................28
   4.10   Rule 144............................................................28
   4.11   No Public Market....................................................28
   4.12   Legend on Stock Certificates........................................28

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB........29
   5.1    Organization; Good Standing; Qualification and Power................29
   5.2    Authorization.......................................................29
   5.3    Non-contravention...................................................30
   5.4    Capitalization of Parent............................................30
   5.5    Capitalization of Acquisition Sub...................................31
   5.6    Subsidiaries........................................................31
   5.7    Financial Statements................................................32
   5.8    Events Subsequent to the Balance Sheet..............................32
   5.9    Offering Exemption..................................................32
   5.10   Brokers.............................................................32
   5.11   Litigation..........................................................32

ARTICLE VI COVENANTS..........................................................33
   6.1    Conduct Pending Closing.............................................33
   6.2    Efforts to Consummate...............................................34
   6.3    Exclusivity.........................................................34
   6.4    Notice of Prospective Breach........................................35
   6.5    Access to Records and Properties of the Acquired Companies..........35
   6.6    Release by Sellers..................................................35

ARTICLE VII CLOSING CONDITIONS................................................36
   7.1    Conditions to Each Party's Obligations to Effect the Merger.........36


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   7.2    Conditions to Obligations of Parent and Acquisition Sub.............36
   7.3    Conditions to Obligations of the Company and the Sellers............39

ARTICLE VIII TERMINATION; EFFECT OF TERMINATION...............................40
   8.1    Termination.........................................................40
   8.2    Effect of Termination...............................................41

ARTICLE IX ADDITIONAL AGREEMENTS OF THE INDEMNIFYING SELLERS..................41
   9.1    Sellers' Representative.............................................41
   9.2    Lock-Up Agreement...................................................43
   9.3    Stockholders' Agreement.............................................43
   9.4    Non-Competition; Non-Solicitation...................................43
   9.5    Confidentiality.....................................................44
   9.6    Public Announcements................................................45
   9.7    Cooperation Regarding Tax Filings...................................46
   9.8    Customer Relations..................................................46

ARTICLE X INDEMNIFICATION.....................................................46
   10.1   Indemnification Generally; Etc......................................46
   10.2   Assertion of Claims Tax Claims......................................48
   10.3   Notice and Defense of Third Party Claims............................49
   10.4   Forfeiture of Shares................................................51
   10.5   Survival of Certain Indemnification Claims..........................52
   10.6   Losses Net of Insurance, etc........................................52
   10.7   Taxable Periods.....................................................53

Article XI MISCELLANEOUS......................................................53
   11.1   Transaction Expenses and Taxes......................................53
   11.2   No Third Party Beneficiaries........................................54
   11.3   Entire Agreement....................................................54
   11.4   Successors and Assigns..............................................54
   11.5   Counterparts........................................................54
   11.6   Notices.............................................................54
   11.7   Governing Law.......................................................56
   11.8   Amendments and Waivers..............................................56
   11.9   Incorporation of Schedules and Exhibits.............................56
   11.10  Construction........................................................56
   11.11  Interpretation......................................................56
   11.12  Independence of Covenants and Representations and Warranties........57
   11.13  Remedies............................................................57
   11.14  Severability........................................................57
   11.15  Waiver of Jury Trial................................................57


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Annexes

Annex I         -    Definitions
Annex II        -    Additional Shares

Schedules

Schedule I       -   Company Common Stock and Consideration to be Exchanged
Schedule II      -   Integration Test

Schedule 3.3          -   Noncontravention
Schedule 3.4          -   Agreements Relating to Capital Stock of Company
Schedule 3.5          -   Equity Investments
Schedule 3.7          -   Company Financial Statements
Schedule 3.8          -   Events Subsequent to the Balance Sheet
Schedule 3.10         -   Permits
Schedule 3.11         -   Title to Properties
Schedule 3.12(a)      -   Tax Matters
Schedule 3.12(b)      -   Tax Matters Exceptions
Schedule 3.13(a)      -   Intellectual Property
Schedule 3.13(b)      -   Infringement of Intellectual Property
Schedule 3.13(c)      -   Intellectual Property Filings
Schedule 3.14(a)      -   Contracts and Commitments
Schedule 3.14(b)          Defaults
Schedule 3.15(a)      -   Insurance Policies
Schedule 3.15(b)      -   Payment of Premiums
Schedule 3.16         -   Company Litigation
Schedule 3.17         -   Related Employee Matters
Schedule 3.18         -   Employee Benefit Plans
Schedule 3.20         -   Related Party Transactions
Schedule 3.21         -   Directors and Officers
Schedule 3.23         -   Accounts and Notes Receivable
Schedule 3.24         -   Company Brokers
Schedule 5.3          -   Parent Noncontravention
Schedule 5.4          -   Capitalization of Parent
Schedule 5.6          -   Subsidiaries
Schedule 5.7          -   Parent Financial Statements
Schedule 5.10         -   Parent Brokers
Schedule 5.11         -   Parent Litigation


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Exhibits

Exhibit A        -    Form of Certificate of Merger
Exhibit B        -    Form of Opinion of Company Counsel
Exhibit C        -    Form of Escrow Agreement
Exhibit D        -    Form of Employment Agreement


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                                                                  EXECUTION COPY

                                                      AGREEMENT AND PLAN OF
                                            MERGER, dated as of January 19, 2000
                                            among OPUS360 CORPORATION, a
                                            Delaware corporation ("Parent"),
                                            ITHORITY ACQUISITION CORP., a
                                            Delaware corporation and wholly
                                            owned subsidiary of Parent
                                            ("Acquisition Sub"), ITHORITY
                                            CORPORATION, a California
                                            corporation (the "Company"), and
                                            those other Persons named on the
                                            signature page attached hereto
                                            (each, an "Indemnifying Seller" and
                                            collectively, the " Indemnifying
                                            Sellers").

            The Company and Parent have determined to engage in a business combination transaction on the terms set forth herein. The respective boards of directors of the Company and Parent have approved and deemed it advisable and in the best interests of their respective shareholders to consummate the transactions contemplated by this Agreement and Plan of Merger (this "Agreement") and the short form agreement of merger in substantially the form of Exhibit A attached hereto (the "Certificate of Merger"), pursuant to which the businesses of the Company and Parent would be combined by means of a proposed merger (the "Merger") of Acquisition Sub with and into the Company in accordance with, and subject to, the terms and conditions of this Agreement, the Certificate of Merger and the California General Corporation Law (the "California Statute"). As a result of the Merger the Company will become a wholly-owned subsidiary of Parent. It is the intention of the parties to this Agreement that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes. Capitalized terms used but not defined herein have the meanings set forth in Annex I hereto.

            NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                   THE MERGER

1.1 The Merger.

      In accordance with, and subject to, the provisions of this Agreement, the Certificate of Merger and the California Statute, Acquisition Sub shall be merged with and into the Company, which, at and after the Effective Time, shall be and is hereinafter sometimes referred to as the "Surviving Corporation." Acquisition Sub and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."

1.2 Effective Time of the Merger.

      The Merger shall become effective upon the filing by the Surviving Corporation of the Certificate of Merger with the Secretary of State of the State of California. The Certificate of Merger shall be executed and delivered in the manner provided under the California Statute. The time when the Merger shall become effective is referred to herein as the "Effective Time."

1.3 Effect of the Merger.

      Except as specifically set forth herein or in the Certificate of Merger, at the Effective Time, the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights, immunities, restrictions, debts, liabilities and duties (collectively, the "Corporate Rights") of the Company shall continue in effect and be unimpaired by the Merger, and the Corporate Rights of Acquisition Sub shall be merged with and into the Company, which shall, as the Surviving Corporation, be fully vested therewith. At the Effective Time, the separate existence and corporate organization of Acquisition Sub shall cease, and Acquisition Sub shall be merged with and into the Surviving Corporation.

1.4 Charter; By-Laws; Officers and Directors of Surviving Corporation.

      From and after the Effective Time, (a) the certificate of incorporation of the Company shall be amended and restated in its entirety as determined by Parent and Acquisition Sub and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until altered, amended or repealed as provided in the California Statute; (b) the By-laws of Acquisition Sub shall become the By-laws of the Surviving Corporation, unless and until altered, amended or repealed as provided in the California Statute, the Surviving Corporation's certificate of incorporation or such By-laws; and (c) the officers and directors of Acquisition Sub shall become the officers and directors of the Surviving Corporation, respectively, unless and until removed or until their respective terms of office shall have expired in accordance with the California Statute or the Surviving Corporation's certificate of incorporation or By-laws, as applicable.

1.5 Authorization of the Merger Documents.

            (a) Simultaneously with, or prior to, the execution and delivery of this Agreement, the Sellers, being the holders of all of the shares of the capital stock of the Company, shall execute a written consent in lieu of a meeting, and Parent, as the sole shareholder of Acquisition Sub, shall execute a written consent in lieu of a meeting, each of which written consents shall include resolutions approving and adopting the Merger, this Agreement, the Related Documents and the consummation of the transactions contemplated hereby, in each case as required by the California Statute.

            (b) The Company shall take, and the Sellers shall cause the Company to take, as promptly as practicable, all such other actions as may be necessary or advisable under the California Statute and any other applicable Law or regulation in connection with the Merger, this Agreement or the Related Documents. The Company shall prepare and distribute any written


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

notice or other materials relating to the shareholder action contemplated by
Section 1.5(a) required to be delivered pursuant to the Company's certificate of incorporation or By-laws, the California Statute or any other Federal or state Law applicable to the Merger, this Agreement, the Related Documents or such shareholder action (collectively, the "Seller Materials"); provided, however, that Parent, Acquisition Sub and their counsel shall have a reasonable opportunity to review all Seller Materials, which shall be reasonably satisfactory in form and substance to Parent, Acquisition Sub and their counsel.

1.6 Tax-Free Reorganization.

            (a) For Federal income tax purposes, the parties intend that the Merger be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, by reason of Section 368(a)(2)(E) of the Code. The parties shall not take a position on any tax return inconsistent with this
Section 1.6.

            (b) None of the parties hereto shall take any action or fail to take any action that would prevent the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code, either before or after the consummation of the Merger.

1.7 Taking of Necessary Action; Further Assurances.

      Prior to the Effective Time, and subject to the terms and conditions contained in this Agreement, the parties hereto shall take or cause to be taken all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as reasonably practicable, the Merger.

1.8 The Closing.

      The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112 on a date (the "Closing Date") to be mutually agreed upon by the parties, which date shall be no later than the fifth Business Day after all of the conditions set forth in Article VIII have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing). On the Closing Date, the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of California pursuant to Section 1.2 hereof.

                                   ARTICLE II
                     EFFECT ON SHARES, WARRANTS AND OPTIONS

2.1 Effect of the Merger on Capital Stock.

            (a) The following terms used in this Agreement shall have the following respective meanings:


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

            "Accrued Bonus Amount" means the aggregate amount of all accrued but unpaid bonus amounts due to employees of the Company as of the Closing Date, which amount equals $52,333.63.

            "Additional Shares" means that number of shares of Parent Common Stock determined by dividing (x) an amount equal to $4,000,000 by (y) the Parent Additional Share Price.

            "Cash Consideration" means the sum of the Closing Amount and the Deferred Amount.

            "Closing Amount" means $250,000.

            "Closing Shares" means that number of shares of Parent Common Stock determined by dividing (i) an amount equal to $2,000,000 by (ii) the Parent Initial Share Price.

            "Deferred Amount" means $250,000.

            "Deferred Payment" means an amount equal to the Deferred Amount less the Accrued Bonus Amount.

            "Merger Consideration" means the Cash Consideration and the Stock Consideration.

            "Merger Share Additional Shares" means the Additional Shares less the Nonconsenting Share Additional Shares.

            "Merger Share Number" means the Share Number less the Nonconsenting Share Number.

            "Merger Share Reserved Shares" means the Reserved Shares less the Nonconsenting Share Reserved Shares.

            "Merger Shares" means the Shares beneficially owned by the Indemnifying Sellers.

            "Nonconsenting Seller" means any Seller not a party to this Agreement.

            "Nonconsenting Share Additional Shares" means the Per Nonconsenting Share Additional Shares times the Nonconsenting Share Number.

            "Nonconsenting Share Number" means the number of Nonconsenting Shares plus the number of shares of Company Common Stock issuable upon exercise of the Options and Warrants held by Nonconsenting Sellers.

            "Nonconsenting Share Reserved Shares" means the Per Nonconsenting Share Reserved Shares times the Nonconsenting Share Number.


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

            "Nonconsenting Shares" means the Shares beneficially owned by any Nonconsenting Seller.

            "Options" means the options to purchase shares of Company Common Stock under the Company's 1998 Stock Plan that are outstanding immediately prior to the Effective Time.

            "Parent Additional Share Price" as of the Escrow Release Date, means the value of a share of Parent Common Stock determined in accordance with the following: (i) if the Parent Common Stock is then listed on the NASDAQ Stock Market, the average closing price per share of Parent Common Stock as reported by the NASDAQ Stock Market for the ten trading days immediately preceding the Escrow Release Date or, if there have been no sales on any such day, the average of the highest bid and lowest asked prices as reported by the NASDAQ Stock Market at the end of such day; or (ii) if the Parent Common Stock is not then listed on the NASDAQ Stock Market, the fair market value of a share of Parent Common Stock as determined by the Board of Directors of Parent in good faith at such time.

            "Parent Initial Share Price" of a share of Parent Common Stock means $350,000,000 divided by the number of shares of Parent Common Stock outstanding on a Fully Diluted Basis immediately prior to the Effective Time, using the treasury method of accounting.

            "Per Merger Share Additional Shares" means a number of shares of Parent Common Stock equal to (i) the number of Additional Shares less the Nonconsenting Share Additional Shares divided by (ii) the Merger Share Number.

            "Per Merger Share Reserved Shares" means a number of shares of Parent Common Stock equal to the number of Merger Share Reserved Shares divided by the Merger Share Number.

            "Per Nonconsenting Share Additional Shares" means a number of shares of Parent Common Stock equal to the number of Additional Shares divided by the Share Number.

            "Per Nonconsenting Share Reserved Shares" means a number of shares of Parent Common Stock equal to the number of Reserved Shares divided by the Share Number.

            "Per Share Closing Amount" means an amount in cash equal to the quotient obtained by dividing Closing Amount by the Share Number, rounded to the nearest $.0001.

            Per Share Closing Shares" means a number of shares of Parent Common Stock equal to the number of Closing Shares divided by the Share Number.

            "Reserved Shares" means that number of shares of Parent Common Stock determined by dividing an amount equal to $1,500,000 by the Parent Initial Share Price.

            "Share Number" means the number of Shares plus the number of shares of Company Common Stock issuable upon exercise of the Options and Warrants.


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

            "Shares" means the shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time that are owned by any Person other than the Company.

            "Stock Consideration" means the Closing Shares, the Reserved Shares and the Additional Shares.

            "Warrants" means the warrants to purchase shares of Company Common Stock that are outstanding immediately prior to the Effective Time.

            (b) The manner and basis of converting, exchanging or canceling the shares of capital stock of each of the Constituent Corporations into or for cash (or the contingent right to receive cash) or securities of the Surviving Corporation shall be as follows:

                  (i) each share of common stock, $.01 par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $.01 par value, of the Surviving Corporation;

                  (ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by the Company (whether as treasury stock or otherwise) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and no consideration shall be delivered in exchange therefor;

                  (iii) each Merger Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into (A) the right to receive, at the Effective Time, the Per Share Closing Amount; (B) the right to receive, at the Effective Time, the Per Share Closing Shares; (C) the right to receive, pursuant to Section 2.3 hereof an amount equal to the Deferred Payment divided by the Share Number; (D) the right to receive, subject to the terms and conditions of this Agreement and the Escrow Agreement, the Per Merger Share Reserved Shares, if any; and (E) the right to receive, subject to the terms and conditions of this Agreement, the Per Merger Share Additional Shares, if any;

                  (iv) each Nonconsenting Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into (A) the right to receive, at the Effective Time, the Per Share Closing Amount; (B) the right to receive, at the Effective Time, the Per Share Closing Shares; (C) the right to receive, pursuant to Section 2.3 hereof an amount equal to the Deferred Payment divided by the Share Number; (D) the right to receive at the Effective Time, subject to the terms and conditions of this Agreement, the Per Nonconsenting Share Reserved Shares; and (E) the right to receive, subject to the terms and conditions of this Agreement, the Per Nonconsenting Share Additional Shares;

                  (v) each Option shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (A) the right to receive, at the Effective

      Time, an amount in cash equal to (1) the Per Share Closing Amount per share of Company Common Stock issuable upon the exercise of such Option less (2) the exercise price for each such share, which exercise price will be deducted from the amount of Closing Amount otherwise payable to the holder thereof; (B) the right to receive, the Per Share Closing Shares per share of Company Common Stock issuable upon the exercise of such Option;
      (C) the right to receive, pursuant to Section 2.3 hereof, an amount in cash equal to the Deferred Payment divided by the Share Number per share of Company Common Stock issuable upon the exercise of such Option; (D) the right to receive, subject to the terms and conditions of this Agreement and the Escrow Agreement, the Per Merger Share Reserved Shares, if any; or the Per Nonconsenting Share Reserved Shares, as applicable, per share of Company Common Stock issuable upon the exercise of such Option and (E) the right to receive, subject to the terms and conditions of this Agreement, the Per Merger Share Additional Shares, if any, or the Per Nonconsenting Share Additional Shares, as applicable, per share of Company Common Stock issuable upon the exercise of such Option; and

                  (vi) each Warrant shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (A) the right to receive, at the Effective Time, an amount in cash equal to (1) the Per Share Closing Amount per share of Company Common Stock issuable upon the exercise of such Warrant less (2) the exercise price for each such share, which exercise price will be deducted from the amount of Closing Amount otherwise payable to the holder thereof; (B) the right to receive, the Per Share Closing Shares per share of Company Common Stock issuable upon the exercise of such Warrant; (C) the right to receive, pursuant to Section 2.3 hereof, an amount in cash equal to the Deferred Payment divided by the Share Number per share of Company Common Stock issuable upon the exercise of such Warrant; (D) the right to receive, subject to the terms and conditions of this Agreement and the Escrow Agreement, the Per Merger Share Reserved Shares, if any, or the Per Nonconsenting Share Reserved Shares, as applicable, per share of Company Common Stock issuable upon the exercise of such Warrant; and (E) the right to receive, subject to the terms and conditions of this Agreement, the Per Merger Share Additional Shares, if any, or the Per Nonconsenting Share Additional Shares, as applicable, per share of Company Common Stock issuable upon the exercise of such Warrant.

2.2 Delivery of Closing Amount; Exchange of Certificates.

      At the Effective Time, upon surrender by each Seller to the Surviving Corporation of the certificate(s) which, immediately prior to the Effective Time, represented Shares and Options and Warrants, Parent shall deliver to each such Seller in exchange therefor (a) an amount equal to the Closing Amount due such Seller; (b) a certificate representing the number of Closing Shares due such Seller; (c) if such Seller is a Nonconsenting Seller, a certificate representing the number of Nonconsenting Share Reserved Shares due such Seller; and (d) pursuant to the provisions of Section 2.6, cash in lieu of fractional shares which such Seller would otherwise have the right to receive; provided that the Sellers' Representative may direct Parent to deliver a portion of the Closing Amount to certain third parties for fees, expenses, costs or other obligations arising out of or in connection with the transactions contemplated in this Agreement. Until surrendered as contemplated by this Section 2.2 and the Certificate of Merger, each certificate representing Shares and each Option and Warrant shall be deemed, at and after the Effective Time, to represent only the right to receive upon such surrender cash and shares of Parent Common Stock as contemplated by this Article II, the Certificate of Merger and the California Statute.

2.3 Delivery of Deferred Amount.

            (a) Within five Business Days after the earlier to occur of (i) the date on which the integration results described on Schedule II attached hereto are attained and (ii) the date that is 120 days after the Closing Date (regardless of whether the above-referenced integration has been completed), Parent shall pay the Sellers in the aggregate an amount equal to the Deferred Payment in accordance with Section 2.1(b), rounded to the nearest $.0001.

            (b) Subject to the further provisions of this Section 2.3, the Indemnifying Sellers hereby instruct Parent to pay the accrued Bonus Amount to Matthew Carden, and, within two Business Days after the Effective Time, Parent shall pay the Accrued Bonus Amount in accordance with such instructions; provided, however, that Parent shall deduct from such payment the applicable amount of withholding for income and employment Tax purposes (which amounts shall be paid to the Company to be applied to such Taxes for the benefit of the employees receiving such payments). The payment of the Accrued Bonus Amount by the Parent pursuant to the foregoing sentence shall be treated as (i) a payment on behalf of the Sellers to the Company and (ii) a payment by the Company of bonuses payable.

2.4 Escrow; Merger Share Reserved Shares.

            (a) Prior to the Closing, Parent and Acquisition Sub shall appoint an entity reasonably acceptable to the Sellers' Representative to act as escrow agent (the "Escrow Agent") pursuant to the Escrow Agreement in connection with the Merger and the other transactions contemplated hereby. At the Closing, Parent will deliver to the Escrow Agent a certificate or certificates representing the Merger Share Reserved Shares.

            (b) The Escrow Agreement shall provide that the Escrow Agent will deliver certificates representing the Merger Share Reserved Shares to Parent or the Sellers' Representative (on behalf of the Indemnifying Sellers) in accordance with the terms and conditions set forth therein, provided that, any Indemnifying Seller entitled to receive fractional shares shall, upon distribution of the Merger Share Reserved Shares at the Escrow Release Date, receive cash in lieu thereof pursuant to the provisions of Section 2.6.

2.5 Additional Shares.

            (a) On the Escrow Release Date, Parent shall deliver to the Sellers' Representative (i) certificates registered in the names of the Nonconsenting Sellers as set forth on Schedule I in accordance with their respective Percentage Interests, representing in the aggregate the Nonconsenting Share Additional Shares and (ii) pursuant to the provisions of Section 2.6, cash in lieu of fractional shares which each such Nonconsenting Seller would otherwise have the right to receive.

            (b) On the Escrow Release Date, Parent shall also deliver to the Sellers' Representative (i) certificates registered in the names of the Indemnifying Sellers as set forth on Schedule I in accordance with their respective Proportionate Percentages, representing in the aggregate the Merger Share Additional Shares remaining after deduction of any Merger Share Additional Shares (and/or shares of Parent Common Stock derived from or issued in respect of the Merger Share Additional Shares) that have been forfeited pursuant to
Section 10.4 and (ii) pursuant to the provisions of Section 2.6, cash in lieu of fractional shares which each such Indemnifying Seller would otherwise have the right to receive.

            (c) The Sellers' Representative shall deliver the foregoing consideration to the Sellers in accordance with the terms of this Agreement.

2.6 Fractional Shares.

            Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued to any Seller and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock. A holder of Company Common Stock who would otherwise have been entitled to a fractional share of Parent Common Stock shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the Parent Initial Share Price or the Parent Additional Share Price, as applicable.

2.7 No Further Ownership.

            (a) Until surrendered as contemplated by Section 2.2, each certificate representing shares of Company Common Stock and each Option and Warrant shall be deemed, at and after the Effective Time, to represent only the right to receive upon such surrender cash and Parent Common Stock as contemplated by this Article II, the Certificate of Merger and the California Statute.

            (b) No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to such shares and no cash payment in lieu of fractional shares shall be paid to any such holder until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable Laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to shares of Parent Common Stock issued to the holder on the Closing Date; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock held by the holder as of the applicable record date.

            (c) The Merger Consideration paid in respect of the surrender of Options, Warrants and certificates representing shares of Company Common Stock in accordance with the provisions of this Article II and the Certificate of Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to such Options, Warrants and shares of Company Common Stock. From and after the Effective Time the stock transfer books of the Company shall be closed and no transfer of any capital stock thereof shall thereafter be made. If, after the Effective Time, Warrants or certificates for the Company Common Stock are presented to the Company, they shall be canceled and exchanged for certificates representing the appropriate number of Shares of Parent Common Stock as provided herein.

            (d) Parent shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                          AND THE INDEMNIFYING SELLERS

            As a material inducement to Parent and Acquisition Sub to enter into and perform their obligations under this Agreement, the Company and the Indemnifying Sellers jointly and severally, represent and warrant, to Parent and Acquisition Sub as follows:

3.1 Organization; Good Standing; Qualification and Power.

      The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, has all requisite power to own, lease and operate its Assets and to carry on its business as presently being conducted, and is qualified to do business and is in good standing in every jurisdiction in which the failure to so qualify or be in good standing has had or could reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Parent true and complete copies of the Fundamental Documents of the Company as in effect on the date hereof.

3.2 Authorization.

            (a) The Company has all requisite power and authority to execute and deliver this Agreement and each Related Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement and each such Related Document and all related transactions and to perform its obligations hereunder and thereunder. This Agreement and each Related Document to which the Company is a party (i) has been duly authorized by all necessary action (corporate or otherwise) on the part of the Company and its shareholders; (ii) has been duly executed and delivered by the Company; and (iii) constitutes the valid and legally binding obligation of the Company, as the case may be, enforceable in accordance with its terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors' rights generally or by general principles of equity.

            (b) The Merger has been duly authorized by all requisite action of the Company's Board and shareholders. As of the Closing, the Company Common Stock will be validly issued and outstanding, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof, free and clear of any Liens whatsoever and with no restrictions on the voting rights thereof and other incidents of record and beneficial ownership pertaining thereto, in each case other than pursuant to this Agreement or the Related Documents.

3.3 Non-contravention.

      Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement and the Related Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof, including the Merger, do not and will not, (a) violate any Law to which the Company or any of its Assets is subject; (b) violate any provision of the Fundamental Documents of the Company; (c) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any contract to which the Company is a party or by which any of the Assets of the Company is bound; or (d) result in the imposition of any Lien upon any of the Assets of the Company. Other than state "blue sky" securities filings, the Company has not been and is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity or any other Person for the valid authorization, issuance and delivery of the Company Common Stock, this Agreement or any Related Document.

3.4 Capitalization of the Company.

            (a) Immediately prior to the Effective Time, the authorized capital stock of the Company consists of 20,000,000 shares of the Company's Common Stock, of which 7,958,227 shares are issued and outstanding, fully paid and nonassessable. The Company does not have any treasury shares.

            (b) Except as contemplated hereby or by the Related Documents or as otherwise set forth on Schedule 3.4, there are, and immediately after consummation of the Closing there will be, no (i) outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any shares of its capital stock or other securities or (ii) preemptive or similar rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company pursuant to any provision of Law, the Company's Fundamental Documents or any contract to which the Company, or to the best Knowledge of the Company, any shareholder thereof is a party; and, except as contemplated by this Agreement or the Related Documents or as otherwise set forth on Schedule 3.4, there is, and, immediately after the consummation of the Closing there will be, no Lien with respect to the sale or voting of shares of capital stock or securities of the Company (whether outstanding or issuable).

            (c) Schedule 3.4 sets forth a complete list of all holders of the Company Common Stock, the Options and the Warrants, the names of such holders, the number of shares of Company Common Stock owned by such holders or issuable under such Option or Warrant and the exercise price thereof.

            (d) All shares of the capital stock and other securities issued by the Company have been issued in transactions in accordance with applicable Laws governing the sale and purchase of securities.

3.5 Equity Investments.

      The Company does not have any Subsidiaries. Except as set forth on
Schedule 3.5, the Company does not own, directly or indirectly, any capital stock, partnership interest or joint venture interest in, or any security issued by, any other Person. Schedule 3.5 sets forth the amount and description of any capital stock, partnership interest or joint venture interest held by the Company.

3.6 Bankruptcy, Etc.

      The Company is not involved in any Proceeding by or against the Company as a debtor before any Governmental Entity under Title 11 of the United States Code or any other insolvency or debtors' relief act, whether state or Federal, or for the appointment of a trustee, receiver, liquidation, assignee, sequestrator or other similar official for any part of the property of the Company.

3.7 Financial Statements.

            (a) Schedule 3.7 contains the following financial statements (collectively, the "Financial Statements"):

                  (i) the unaudited balance sheet of the Company as of November 30, 1999 (the "Interim Balance Sheet") and the related unaudited statement of income for the 11-month period then ended (collectively, the "Interim Financial Statements"); and

                  (ii) the unaudited balance sheet of the Company as of December 31, 1998 (the "Latest Balance Sheet"), including the related statement of income for the calendar year then ended.

            (b) Except as set forth on Schedule 3.7, each of the Financial Statements (i) has been prepared in accordance with the books and records of the Company (which are true and complete in all material respects); (ii) fairly presents the financial condition and results of operations which it purports to present as of the dates thereof and for the periods indicated thereon (except, with respect to the Interim Financial Statements, for the lack of footnotes and for year end adjustments which will not be material individually or in the aggregate); and (iii) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the Interim Financial Statements, to the lack of footnotes and other presentation items. Since the date of the Latest Balance Sheet, except as required by applicable Law or GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice. Except as set forth on
Schedule 3.7, the Company has no outstanding Funded Indebtedness.

3.8 Events Subsequent to the Balance Sheet.

      Since the date of the Interim Balance Sheet, the Company has operated its business in the ordinary course consistent with past practice, and the Company has not suffered any Material Adverse Change. Since that date, except as set forth on Schedule 3.8:

            (a) the Company has not sold, leased, transferred or assigned any Asset, other than inventory in the ordinary course of business, consistent with past practice;

            (b) no Person has accelerated, terminated, modified or canceled any contract (or series of related contracts) involving more than $25,000 to which the Company is a party or by which the Company is bound and, to the best Knowledge of the Company, no Person has notified the Company that it intends to take any such action;

            (c) the Company has not experienced any material damage, destruction or loss (whether or not covered by insurance) to any of its respective material Assets;

            (d) the Company has not paid any dividends, made any redemptions of or distributions in respect of the capital stock of the Company;

            (e) the Company has not paid any fee, interest, dividend, royalty or any other payment of any kind to any Affiliate thereof, other than the payment to the officers and directors of the Company of their current salaries (if any);

            (f) the Company has not increased the compensation of any employee, officer or director of the Company or made any contributions to any Plan other than in the ordinary course of business;

            (g) the Company has not incurred any indebtedness or any increase in the amount payable by the Company under any credit or loan agreement to which the Company is a party;

            (h) no Person has accelerated any Funded Indebtedness and no party has made any payment in respect of Funded Indebtedness prior to the date such payment is due and payable;

            (i) the Company has not incurred any single capital expenditure in excess of $10,000 and the Company has not incurred capital expenditures in the aggregate in excess of $50,000; and

            (j) the Company has not committed to do any of the foregoing.

3.9 Liabilities.

      The Company does not have any liability or obligation, absolute or contingent (individually or in the aggregate), including, without limitation, any Tax liability due and payable, which is not reflected on the Interim Balance Sheets, other than liabilities and obligations incurred after the date of the Interim Balance Sheets that would not be required to be reflected on financial statements prepared in accordance with GAAP. There were no "loss contingencies" (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) that were not adequately provided for on the Interim Balance Sheets.

3.10 Legal Compliance.

      Except as set forth on Schedule 3.10, the Company has complied with, and the business of the Company is being conducted in material compliance with, all applicable Laws, Orders and Permits, and no Proceeding is pending or, to the best Knowledge of the Company, threatened, against the Company alleging any failure to so comply. Schedule 3.10 sets forth a list of all Permits under which the Company is operating or bound. The Company has furnished to Parent true and complete copies of such Permits. Such Permits (a) constitute all Permits used or required in the conduct of the business of the Company as presently conducted;
(b) are in full force and effect; (c) have not been violated in any material respect; and (d) are not subject to any pending or, to the best Knowledge of the Company, threatened Proceeding seeking their revocation or limitation.

3.11 Title to Properties.

            (a) Except as set forth on Schedule 3.11, (i) the Company owns good and marketable title, free and clear of all Liens (other than Permitted Liens), to all of the Assets owned by it; and (ii) the Company is not obligated under any contract, or subject to any restriction, that presently has, has had, or reasonably could be expected to have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.11, the Company owns or leases under valid leases all facilities, machinery, equipment and other Assets necessary for the conduct of its business as conducted as of the date hereof and as of the date of the Interim Balance Sheet which Assets are set forth on Schedule 3.11.

            (b) Schedule 3.11 contains a list and brief description of all of the owned real property of the Company (the "Owned Property") and all real property leased by the Company pursuant to one or more leases (the "Leased Property"), and sets forth the names of the lessor and the lessee and the basic terms thereof. The Owned Property and the Leased Property (together, the "Real Property") constitute all real property used or occupied by the Company in connection with the business of the Company.

            (c) With respect to the Real Property, except as set forth on
Schedule 3.11: (i) no portion thereof is subject to any pending condemnation, fire, health, safety, building, environmental, hazardous substances, pollution control, zoning or other land use regulatory Proceedings or Proceeding by any public or quasi-public authority and, to the Knowledge of the

Company, there is no threatened condemnation or Proceeding with respect thereto;
(ii) the physical condition thereof is sufficient to permit the continued conduct of the business as presently conducted subject to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction; (iii) there are no contracts, written or oral, to which the Company or any of its Affiliates is a party, granting to any party or parties except the Company the right of use or occupancy of any portion of the parcels of the Real Property; (iv) there are no parties in possession of the Real Property except the Company; and (v) no notice of any increase in the assessed valuation of the Real Property and no notice of any contemplated special assessment has been received by the Company and, to the Knowledge of the Company, there is no threatened increase in assessed valuation or threatened special assessment pertaining to any of the Real Property nor has the Company received any written notice of a violation or claimed violation of any Law.

            (d) All components of all buildings, structures and other improvements included within the properties listed on Schedule 3.11 (collectively, the "Company Properties"), including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facility included therein, and other material items of tangible property and assets included in the Company Properties are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform in all material respects to all applicable building, subdivision, zoning, environmental and other Laws relating to their construction, use and operation.

            (e) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law or by the current use and operation of the Real Property are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property as currently used.

            (f) All licenses, permits, certificates, easements and rights of way, including proof of dedication, required from all Governmental Entities having jurisdiction over the Real Property for the use and operation of the Real Property as currently used and to ensure vehicular and pedestrian ingress to and egress from the Real Property have been obtained.

            (g) No portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired.

            (h) There are (i) no material physical or mechanical defects in any of the Real Property, including, without limitation, the structural portions of the Real Property and the plumbing, heating, air conditioning, electrical, mechanical, life safety and other systems therein, and all such items are in good operating condition and repair, reasonable wear and tear excepted; (ii) no unsatisfied requests for any repairs, restorations or improvements to the Real Property from any Person, including, without limitation, any Governmental Entity; and (iii) no ongoing material repairs to the Real Property being made by or on behalf of the Company, except as set forth in Schedule 3.11.

3.12 Tax Matters.

            (a) Except as specifically set forth on Schedule 3.12(a), the Company and each other corporation included in any consolidated, combined, unitary or otherwise affiliated group for the purpose of filing tax returns or reports (each, a "Tax Return"), within the meaning of Section 1504 of the Code or similar provision of state, local or foreign law, of which the Company is or ever has been a member, (i) has timely paid all Taxes required to be paid by it through the date hereof (including any Taxes shown due on any Tax Return); and
(ii) has timely filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true and complete in all material respects.

            (b) Except as set forth in Schedule 3.12(b),

                  (i) no Liens (other than Permitted Liens) have been filed and the Company has not been notified by the Internal Revenue Service or any other taxing authority that any issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Return of the Company, and no waivers of statutes of limitations have been given or requested with respect to the Company;

                  (ii) there are no pending Tax audits of any Tax Returns of the Company;

                  (iii) no unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against the Company or any member of any consolidated, combined unitary or otherwise affiliated group of which the Company ever was or is a member;

                  (iv) the Company has made full and adequate provision on the Latest Balance Sheet and the Interim Financial Statements for all material Taxes payable by it for all periods prior to the date of the Latest Balance Sheet and the Interim Financial Statements, respectively;

                  (v) there is no audit, examination, deficiency, or refund litigation pending with respect to any Taxes and, during the past three years, no Government Authority has given written notice of the commencement of any audit, examination or deficiency litigation, with respect to any Taxes;

                  (vi) (A) no person has made with respect to the Company, or with respect to any property held by any of the Company, any consent under
      Section 341 of the Code, (B) no material amount of property of the Company is "tax exempt property" within the meaning of Section 168(h) of the Code,
      (C) no material amount of assets of the Company are subject to a lease under Section 7701(h) of the Code, and (D) the Company is not a party to any material lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982;

                  (vii) immediately following the Merger, the Company will not have any material amount of income or gain that has been deferred under Treasury Regulation Section 1.1502-13, or any material excess loss account in another Retained Company under Treasury Regulation Section 1.1502-19; and

                  (viii) the Company has complied in all material respects with all applicable Laws relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees) and the Company has not been and is not liable for any Taxes for failure to comply with such Laws;

                  (ix) the Company is not and has not been a party to any Tax sharing, Tax indemnity or similar agreement;

                  (x) the Company has not incurred any obligation to make (or, possibly make) any payments that (A) will be non-deductible under, or would otherwise constitute a "parachute payment" within the meaning of,
      Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law); or (B) are or may be subject to the imposition of an excise tax under Section 4999 of the Code; and

                  (xi) the Company has not agreed to and is not required to make any adjustments or changes to its accounting methods pursuant to Section 481 of the Code, and the Internal Revenue Service has not proposed any such adjustments or changes in the accounting methods of the Company.

3.13 Intellectual Property.

            (a) Schedule 3.13(a) identifies (i) all Intellectual Property used by the Company in connection with the business of the Company; (ii) each license, agreement or other permission which the Company has granted to any Person with respect to any Intellectual Property used by the Company in connection with their respective businesses; and (iii) each item of Intellectual Property that any Person owns and that the Company uses in connection with its business pursuant to license, sublicense, agreement or permission ("Licensed Intellectual Property").

            (b) Except as specifically set forth on Schedule 3.13(b), as of the date hereof and as of the Closing:

                  (i) the Company has not infringed upon or misappropriated any Intellectual Property rights of third parties, and the Company has not received any charge, complaint, claim, demand or notice alleging any such infringement or misappropriation;

                  (ii) the Company has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for the registration and patenting of all Intellectual Property (other than the Licensed Intellectual Property) necessary or required for the conduct of their business as currently conducted and as proposed to be conducted and such rights to use, sell, license, dispose of and bring actions are exclusive with respect to such Intellectual Property;

                  (iii) the Company has the right to use all Licensed Intellectual Property necessary or required for the conduct of its business as currently conducted and proposed to be conducted;

                  (iv) there are no royalties, honoraria, fees or other payments payable by the Company to any Person by reason of the ownership, use, license, sale or disposition of the Intellectual Property, other than in connection with Licensed Intellectual Property;

                  (v) no activity, service or procedure currently conducted or proposed to be conducted by the Company violates or will violate any agreement governing the use of Licensed Intellectual Property;

                  (vi) the Company has taken reasonable and practicable steps (including, without limitation, entering into confidentiality and nondisclosure agreements with all officers, directors and employees of and consultants to the Company with access to or Knowledge of the Intellectual Property) designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property; and

                  (vii) the Company has not sent to any third party or otherwise communicated to another Person in the past five years any charge, complaint, claim, demand or notice asserting infringement or misappropriation of, or other conflict with, any Intellectual Property right of the Company by such other Person or any acts of unfair competition by such other Person, nor to the best Knowledge of the Company is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened.

            (c) Schedule 3.13(c) contains a true and complete list of all applications and filings made or taken pursuant to Federal, state, local and foreign Laws by the Company to perfect or protect its interest in the Intellectual Property, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and servicemark applications.

3.14 Contracts and Commitments.

            (a) Except as set forth on Schedule 3.14(a), the Company is not a party to any written or oral:

                  (i) contract for the employment of any officer, individual employee, or other Person on a full-time, part-time, consulting or other basis;

                  (ii) contract relating to Funded Indebtedness or to the mortgaging, pledging or otherwise placing a Lien on any Asset or group of Assets of the Company;

                  (iii) contract involving the sale of the accounts receivable of the Company to any other Person at a discount;

                  (iv) Guaranty;

                  (v) contract with respect to the lending or investing of funds;

                  (vi) contract under which the Company is the lessee of or the holder or operator of any real or personal property owned by any other Person;

                  (vii) contract under which the Company is the lessor of or permits any third Person to hold or operate any real or personal property owned or controlled by the Company;

                  (viii) assignment, license, indemnification or agreement with respect to any form of intangible property, including, without limitation, any Intellectual Property or confidential information;

                  (ix) contract or group of related contracts with the same Person for the sale of assets or services which generate in excess of $100,000 in revenues in any 12-month period;

                  (x) contract which prohibits the Company from freely engaging in business anywhere in the world;

                  (xi) contract relating to the purchase, distribution, marketing or sales of the Company's or any other Person's products (other than purchase and sales orders entered into in the ordinary course of business consistent with past practices and the performance of which by the parties thereto is reasonably expected to be substantially completed within 30 days of the execution thereof);

                  (xii) contract with any Affiliate; or

                  (xiii) other contract material to the business of the Company.

            (b) Except as specifically disclosed in Schedule 3.14(b), the Company has performed in all material respects all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any such contract to which it is a party or by which any of its Assets may be bound; and to the Company's Knowledge no event has occurred which with the passage of time or the giving of notice or both would result in such a default or breach under any such contract. To the Company's Knowledge, no other party to any contract to which the Company is a party or by which its Assets may be bound is in default under or in breach of such contract and no event has occurred which with the passage of time or giving of notice or both would result in a default or breach under any such contract.

            (c) There has been made available to Parent (i) a true and complete copy of each of the contracts listed on Schedule 3.14(a), together with all amendments, waivers or other changes thereto; and (ii) a complete description of all oral contracts to which the Company is a party or by which any of their Assets may be bound.

3.15 Insurance.

            (a) Schedule 3.15(a) contains a true and complete list of all policies of liability, theft, fidelity, life, fire, product liability, workmen's compensation, health and other forms of insurance held by the Company and/or known by the Company to be held by any Seller for the benefit of the Company (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder). The Company has maintained such insurance coverage at all times during the course of the operation of the business, and such insurance coverage has been maintained on an occurrence basis. The Company is insured against all risks usually insured against by Persons conducting similar businesses and operating similar properties in the localities where the business is conducted and the properties of the Company are located, under policies of such types and in such amounts as are customarily carried by such Persons.

            (b) Except as set forth on Schedule 3.15(b), with respect to each policy of insurance listed on Schedule 3.15(a), (i) all premiums with respect thereto are currently paid and are not subject to adjustment, and no Person is in default in any respect with respect to its obligations under such policy, and no basis exists that would give any insurer under any such policy the right to cancel or unilaterally reduce or limit the stated coverages contained in such policy; (ii) there are no outstanding claims currently pending under such policy that could be expected to cause an increase in the insurance rates of the Company, and no facts or circumstances exist that might reasonably be expected to relieve the insurer under such policy of its obligations to satisfy in full any claim thereunder; and (iii) the Company has not received any notice that such policy has been or shall be canceled or terminated or will not be renewed on substantially the same terms as are now in effect or the premium on such policy shall be materially increased on the renewal thereof.

3.16 Litigation.

      Except as set forth on Schedule 3.16, (i) there is no Proceeding pending or, to the best Knowledge of the Company, threatened by or against, or affecting the Assets of, the Company (or any of its predecessors); and (ii) the Company is not bound by any Order. Schedule 3.16 sets forth all Proceedings involving the Company.

3.17 Employees.

      (a) Except as set forth on Schedule 3.17, the Company has complied in all respects with all Laws relating to the hiring of employees, the retention of independent contractors and the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes. The Company does not have Knowledge of any labor relations problems being experienced by it

(including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances).

            (b) Except as set forth on Schedule 3.17, (i) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees and upon any termination of the employment of any such employees; (ii) there is no unfair labor practice complaint against the Company or pending before the National Labor Relations Board or any other Governmental Entity; (iii) there is no labor strike, material dispute, slowdown or stoppage actually pending or, to the best Knowledge of the Company, threatened against or involving the Company; (iv) no labor union currently represents the employees of the Company; and (v) to the best Knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Company. The Company is not a party to or bound by any collective bargaining agreement or union contract.

3.18 Employee Benefits.

            (a) Schedule 3.18 contains a true, complete and correct list of all Employee Benefit Plans (collectively, the "Plans") (i) that cover any employees, contract employees or former employees of the Company or any spouses, family members or beneficiaries thereof (A) that are maintained, sponsored or contributed to by the Company; or (B) with respect to which the Company is obligated to contribute or has any actual or potential Liability; or (ii) with respect to which the Company has any actual or potential Liability or obligation on account of the maintenance or sponsorship thereof or contribution thereto by any present or former ERISA Affiliate of the Company.

            (b) Administration and Compliance. Except as set forth on Schedule 3.18, with respect to each Employee Plan (to the extent applicable):

                  (i) such Employee Plan has been established, maintained, operated and administered in accordance with its terms and in compliance in all material respects with ERISA, the Code, and other applicable Laws (including with respect to reporting and disclosure);

                  (ii) all required, declared or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the date hereof have been made or properly accrued on the Latest Balance Sheet, or with respect to accruals properly made after the date of the Latest Balance Sheet, on the books and records of the Company and all amounts withheld from employees have been timely deposited into the appropriate trust or account;

                  (iii) there is no unfunded actual or potential Liability relating to such Employee Plan which is not reflected on the Latest Balance Sheet, or with respect to accruals properly made after the date of the Latest Balance Sheet, on the books and records of the Company;

                  (iv) Neither the Company nor any of its respective ERISA Affiliates or any other "disqualified person" or "party in interest" (as such terms are defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to such Plan, have breached the fiduciary rules of ERISA or engaged in a prohibited transaction that could subject any of the foregoing Persons to any tax or penalty imposed under
      Section 4975 of the Code of Section 502(i), (j) or (l) of ERISA;

                  (v) no Proceedings (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened against or relating to any Plan or any fiduciary thereof, and there is, to the Knowledge of the Company, no basis for any such Proceeding against any Plan;

                  (vi) such Plan, if intended to be "qualified," within the meaning of Section 401(a) of the Code, has been determined by the Internal Revenue Service to be so qualified and the related trusts are exempt from Tax under Section 501(a) of the Code, and nothing has occurred that has or could reasonably be expected to adversely affect such qualification or exemption;

                  (vii) except as may be required under Laws of general application, such Plan does not obligate the Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other "welfare-type" benefits;

                  (viii) if such Plan is a "group health plan" within the meaning of Section 5000 of the Code, such Plan has been maintained in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no tax payable on account of Section 4980B of the Code has been or is expected to be incurred;

                  (ix) the Company has never maintained or been obligated to contribute to a Multi-employer Plan (as defined in Section 3(37) of ERISA), a Multiple Employer Plan (as defined in Section 413 of the Code) or a Defined Benefit Pension Plan (as defined in Section 3(35) of ERISA);

                  (x) all reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Plan; and

                  (xi) no benefit payable or which becomes payable by the Company or any ERISA Affiliate thereof pursuant to any Plan shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, which is or may be subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

            (c) Parent has been provided with true and complete copies, to the extent applicable, of all documents pursuant to which such Plan is maintained and administered, the two most recent annual reports (Form 5500 and attachments) and financial statements therefor, all governmental rulings, determinations, and opinions (and pending requests therefor), and, if such

Plan provides post-employment or post-retirement health and life insurance, accident or other "welfare-type" benefits, the most recent valuation of the present and future obligations under such Plan; and the foregoing documents accurately reflect all of the terms of such Plan (including, without limitation, any agreement or provision which would limit the ability of the Company to make any prospective amendments or terminate such Plan).

3.19 Environment and Safety.

      The Company has complied in all respects with, and is in compliance with, all Environmental and Safety Requirements, and there are no Proceedings pending or, to the best Knowledge of the Company, threatened against the Company alleging any failure to so comply or involving any of its past operations or any real property currently used by the Company. The Company has not received any written or oral notice or report with respect to it or its facilities regarding any (i) actual or alleged violation of Environmental and Safety Requirements; or
(ii) actual or potential Liability arising under Environmental Safety Requirements, including, without limitation, any investigatory, remedial or corrective obligation. The Company has not expressly assumed or undertaken any Liability of any other Person under any Environmental and Safety Requirements. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, or owned or operated any real property in a manner that has given rise to Liabilities pursuant CERCLA, SWDA or any other Environmental and Safety Requirement, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations.

3.20 Related Party Transactions.

      Except as set forth on Schedule 3.20, and except for compensation to regular employees of the Company, no current or former Affiliate of the Company, is now, or has been during the last five fiscal years, (i) a party to any transaction or contract with the Company; (ii) indebted to the Company; or (iii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of the Company (other than non-affiliated holdings in publicly held companies), nor does any such Person receive income from any source other than the Company which should properly accrue to the Company. Except as set forth on Schedule 3.20, no current or former Affiliate of the Company or any Associate thereof is a guarantor or otherwise liable for any Liability (including indebtedness) of the Company.

3.21 Directors and Officers.

      Schedule 3.21 lists all of the current directors and officers of the Company, their accrued 1999 compensation through the date hereof, their current compensation levels and the dates on which they assumed their respective offices.

3.22 Offering Exemption.

      The offering, sale and issuance of the Merger Shares was exempt from registration under the Securities Act and under applicable state securities and "blue sky" laws. The Company has made all requisite filings and has taken or will take all action necessary to be taken to comply with such state securities or "blue sky" laws.

3.23 Accounts and Notes Receivable.

      All the accounts receivable and notes receivable owing to the Company as of the date hereof constitute, and as of the Closing shall constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof. Except as set forth on Schedule 3.23, (i) all accounts and notes receivable are good and collectible in the ordinary course of business consistent with past practice at the aggregate recorded amounts thereof; (ii) no account debtor or note debtor is delinquent for payments in excess of $20,000 and for more than 90 days; and (iii) no account debtor or note debtor has refused or, to the Knowledge of the Company, threatened to refuse to pay its obligations to the Company for any reason, or has otherwise made a claim of set-off or similar claim; and (iv) no account debtor or note debtor is insolvent or bankrupt.

3.24 Brokers.

      Schedule 3.24 sets forth a true and complete list of each agent, broker, investment banker, Person or firm who or which has acted on behalf, or under the authority, of the Company (or its predecessors) or any of its shareholders or will be entitled to any fee or commission directly or indirectly from the Company or any of its shareholders. Parent will not have and from and after the Closing, the Company will not have any Liability or obligation to any such agents, brokers, investment bankers Persons or Firms in connection with any of the transactions contemplated hereby.

3.25 Disclosure.

      Neither this Agreement nor any of the Schedules or Exhibits, any of the Related Documents nor any other written material, when viewed separately or together, delivered to Parent or any of its directors, officers, partners, employees, representatives or agents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading as of the date hereof.

3.26 Year 2000.

      All of the products, devices and programs developed and, to the best knowledge of the Company, used by the Company are designed to be used prior to, during and after the calendar year 2000 A.D., and such products, devices and programs will operate during each such time period without error relating to date data and date-dependent data, specifically including any error relating to, or the program of, date data which represents or references different centuries or more than one century, other than such errors which have not had nor could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Other than any of the following which has not had nor could reasonably be expected to have a

Material Adverse Effect, individually or in the aggregate, on the Company, without limiting the generality of the foregoing:

            (a) each such product, device or program will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century; and

            (b) each such product, device or program has been designed to ensure Year 2000 compatibility, including, but not limited to, date data century recognition, calculations which accommodate same century and multi-century formulas and date values and date data interface values that reflect the century.

                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF THE INDEMNIFYING SELLERS

            As a material inducement to Parent and Acquisition Sub to enter into and perform their obligations under this Agreement, each Indemnifying Seller, severally (as to himself only), represents and warrants to Parent and Acquisition Sub as follows:

4.1 Title to the Merger Shares.

      Such Indemnifying Seller is the lawful owner, of record and beneficially, of those shares of Company Common Stock set forth opposite its name on Annex II and has good and marketable title to such shares, free and clear of any Liens whatsoever and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Except for this Agreement or as set forth on Schedule 3.4, there are no agreements or understandings between such Indemnifying Seller and any other Seller or any other Person with respect to the acquisition, disposition or voting of or any other matters pertaining to any of the capital stock of the Company. Such Indemnifying Seller acquired his or its shares of capital stock of the Company in one or more transactions exempt from registration under the Securities Act, and in compliance with applicable state securities laws. Except as set forth on Schedule 3.4, such Indemnifying Seller has no right whatsoever to receive or acquire any additional shares of capital stock of the Company.

4.2 Authority; Noncontravention.

            (a) If such Indemnifying Seller is a natural Person, such Indemnifying Seller has full and absolute legal right, capacity, power and authority to enter into this Agreement and the this Agreement and the Related Documents to which he is a party.

            (b) If such Indemnifying Seller is not a natural Person, such Indemnifying Seller is duly organized, validly existing and in good standing under the Laws of the state of its formation and has all requisite power and authority (whether corporate or otherwise) to own, lease and operate its properties and assets and to carry on its business as now being conducted. Such Indemnifying Seller has all requisite power and authority (whether corporate or otherwise) to enter into this Agreement and the Related Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Such Indemnifying Seller has not conducted its business under any fictitious or other names. Parent has been furnished with true, complete and correct copies of such Seller's Fundamental Documents, in each case as amended to and in effect on the date hereof.

            (c) This Agreement and the Related Documents to which such Indemnifying Seller is a party are the valid and binding obligations of such Indemnifying Seller, enforceable against such Indemnifying Seller in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally; and
(ii) general principles of equity, including without limitation, the doctrines of good faith, fair dealing, unconscionability, reasonableness and materiality and the discretion of courts in granting equitable remedies, including, without limitation, specific performance.

            (d) Neither the execution, delivery and performance of this Agreement or the Related Documents to which such Indemnifying Seller is a party nor the consummation of the transactions contemplated hereby and thereby nor compliance by such Indemnifying Seller with any of the provisions hereof or thereof will (i) conflict with or result in a breach of the certificate or articles of incorporation, the by-laws or similar organizational documents of such Indemnifying Seller (if any); (ii) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligations contained in or the loss of any material benefit under, any term, condition or provision of any contract to which such Indemnifying Seller is a party, or by which such Indemnifying Seller or any of its properties may be bound; or (iii) violate any Law applicable to such Indemnifying Seller or any of its properties, which conflict or violation would prevent the consummation of the transactions contemplated by this Agreement or any of the Related Documents to which such Indemnifying Seller is a party or result in an Encumbrance on or against any assets, rights or properties of the Company or on or against any capital stock of the Company or give rise to any claim against such Indemnifying Seller, the Company, Parent, Acquisition Sub or any their respective Affiliates.

4.3 Legal Compliance.

      No consent, approval, Permit, Order, notification or authorization of, or any exemption from or registration, declaration or filing with, any Governmental Entity or any third Person is required in connection with the execution, delivery and performance by such Indemnifying Seller of this Agreement or any Related Document to which he or it is or will be a party or the consummation by such Indemnifying Seller of the transactions contemplated hereby or thereby.

4.4 Brokers.

      After the Closing, neither Parent nor the Company will be required to pay any fee or commission to any agent, broker, investment banker, or other Person as a result of the transactions contemplated hereby.

4.5 Registration Rights.

      Immediately following the Closing, except as contemplated by the Related Documents, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities (including debt securities) of the Company owned by such Indemnifying Seller.

4.6 No Security Interests.

      Except as contemplated by this Agreement or the Related Documents, there are, and immediately after consummation of the Closing there will be, no outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which such Indemnifying Seller is or may become obligated to sell any shares of Company Common Stock or any Parent Common Stock. There is, and, immediately after the consummation of the Closing there will be, no Lien or any right of first refusal, right of first offer, proxy, voting trust, voting agreement or other arrangement or agreement with respect to the sale or voting of or otherwise relating to any share of Company Common Stock or Parent Common Stock (whether outstanding or issuable).

4.7 Compliance with Applicable Laws

      All shares of the capital stock and other securities being transferred by such Indemnifying Seller have been issued in transactions in accordance with applicable Laws governing the sale and purchase of securities.

4.8 Experience.

            (a) Such Indemnifying Seller understands that none of the shares of Parent Common Stock transferred in the Merger will be registered or qualified under the Securities Act, or any applicable state securities laws. Such shares must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act or is exempt from such registration or qualification. Such Indemnifying Seller understands that there is no public market for the Parent Common Stock and that the transferability thereof is restricted.

            (b) Such Indemnifying Seller (i) has been furnished with or has had access to the information that such Indemnifying Seller has requested from Parent; (ii) has had an opportunity to discuss with management of Parent the intended business and financial affairs of Parent; and (iii) has generally such knowledge and experience in business and financial matters so as to enable such Indemnifying Seller to understand and evaluate the risks of and form an investment decision with respect to the matters set forth in this Agreement. Without limiting the foregoing, such Indemnifying Seller has reviewed and understands this Agreement and the Related Documents.

            (c) Such Indemnifying Seller does not need liquidity in its investment in the Parent Common Stock and is able to bear the economic risk of its investment and the complete loss of all of such investment. Such Indemnifying Seller recognizes that an investment in Parent involves certain risks, and has taken full cognizance of, and understands all of, the risk factors related to its execution and delivery of this Agreement.

4.9 Investment.

      Such Indemnifying Seller is acquiring the shares of Parent Common Stock for investment for his or its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. Such Indemnifying Seller understands that the shares of Parent Common Stock to be acquired have not been registered under the Securities Act or applicable state and other securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Indemnifying Sellers' representations as expressed herein.

4.10 Rule 144.

      Such Indemnifying Seller acknowledges and understands that he or it must bear the economic risk of the ownership of the Parent Common Stock for an indefinite period of time because the shares of Parent Common Stock must be held indefinitely unless subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available. Such Indemnifying Seller also understands that there are contractual restrictions contained in this Agreement and the Related Documents which affect the transferability of the Parent Common Stock. Such Indemnifying Seller understands that any transfer agent of Parent will issue stop-transfer instructions with respect to the Parent Common Stock unless any transfer thereof is subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available.

4.11 No Public Market.

      Such Indemnifying Seller understands that no public market now exists for the Parent Common Stock and that there is no assurance that a public market will ever exist for such stock.

4.12 Legend on Stock Certificates.

      Such Indemnifying Seller understands that each certificate representing shares of Parent Common Stock shall bear a legend containing the following words (in addition to any other legend required by law or applicable agreement):

               "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE RESOLD UNLESS REGISTERED PURSUANT THERETO OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

               THE SALE, TRANSFER, ASSIGNMENT, PLEDGE OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS' AGREEMENT DATED AS OF DECEMBER 24, 1998, AS AMENDED, AMONG OPUS360 CORPORATION AND CERTAIN HOLDERS OF THE OUTSTANDING CAPITAL STOCK OF SUCH CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF SUCH CORPORATION."

                                   ARTICLE V
                        REPRESENTATIONS AND WARRANTIES OF
                           PARENT AND ACQUISITION SUB

            As a material inducement to the Company to enter into and perform its obligations under this Agreement, Parent and Acquisition Sub represent and warrant to the Sellers as of the date hereof, as follows:

5.1 Organization; Good Standing; Qualification and Power.

      Parent and Acquisition Sub are duly organized, validly existing and in good standing under the Laws of their jurisdiction of formation, have all requisite power to own, lease and operate their Assets and to carry on their business as presently being conducted, and are qualified to do business and are in good standing in every jurisdiction in which the failure to so qualify or be in good standing would have a Material Adverse Effect. Parent and Acquisition Sub have made available to the Company true and complete copies of their Fundamental Documents as in effect on the date hereof.

5.2 Authorization.

            (a) Parent and Acquisition Sub have all requisite power and authority to execute and deliver this Agreement, each Related Document to which they are a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement and each such Related Document and all related transactions and to perform their obligations under this Agreement and each such Related Document. This Agreement and each Related Document to which Parent or Acquisition Sub is a party has been duly authorized by all necessary action (corporate or otherwise) on the part of Parent or Acquisition Sub, and this Agreement and each Related Document to which Parent or Acquisition Sub is a party has been duly executed and delivered by Parent or Acquisition Sub, and constitutes the valid and legally binding obligation of Parent or Acquisition Sub enforceable in accordance with its terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors' rights generally or by general principles of equity.

            (b) The authorization, issuance, sale and delivery of the Closing Shares, the Reserved Shares and the Additional Shares and the Merger have been duly authorized by all requisite action of the Board of Directors of Parent and Acquisition Sub. As of the Closing, the Closing Shares and the Reserved Shares will be, and upon issuance in accordance with the terms of this Agreement the Additional Shares will be, validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, free and clear of any Liens whatsoever and with no restrictions on the voting rights thereof and other incidents of record and beneficial ownership pertaining thereto, in each case other than pursuant to this Agreement and the Related Documents.

5.3 Non-contravention.

      Except as set forth on Schedule 5.3, the execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the Related Documents to which they are a party, the consummation of the transactions contemplated hereby thereby and compliance with the provisions hereof thereof, including the issuance, sale and delivery of the Stock Consideration do not and will not, (a) violate any Law to which Parent or Acquisition Sub or any of their respective Assets is subject; (b) violate any provision of the Fundamental Documents of Parent or Acquisition Sub; (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any contract to which Parent or Acquisition Sub is a party or by which any of the Assets of Parent or Acquisition Sub are bound; or (d) result in the imposition of any Lien upon any of the Assets of Parent or Acquisition Sub. Other than state blue sky securities filings, neither Parent nor Acquisition Sub has been or is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity or any other Person for the valid authorization, issuance and delivery of this Agreement or the Related Documents.

5.4 Capitalization of Parent.

            (a) Immediately prior to consummation of the Closing, the total number of shares of all classes of stock which Parent has authority to issue is 70,000,000 consisting of:

                  (i) 45,000,000 shares of Common Stock, par value $.001 per share, (A) 8,082,417 of which are issued and outstanding, fully paid and nonassessable; (B) 8,284,000 of which are reserved for issuance upon conversion of the Series A Convertible Preferred Stock; (C) 8,676,790 of which are reserved for issuance upon conversion of the Series B Convertible Preferred Stock; (D) 4,100,000 of which are reserved for issuance pursuant to Parent's 1998 Stock Option Plan, and (E) 370,365 of which are reserved for issuance pursuant to outstanding warrants.

                  (ii) 25,000,000 shares of Preferred Stock, par value $.001 per share, consisting of (A) 8,400,000 shares of Series A Convertible Preferred Stock, of which 8,284,000 are issued and outstanding, fully paid and nonassessable; (B) 8,7000,000 shares of Series B Convertible Preferred Stock, of which 8,676,790 shares are issued and outstanding, fully paid and nonassesable; and (C) 7,900,000 shares of Preferred Stock are reserved for issuance in the discretion of the Board of Directors of Parent, none of which are issued and outstanding.

            (b) Except as contemplated by this Agreement and the Related Documents or otherwise set forth on Schedule 5.4, there are no (i) outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which Parent is or may become obligated to issue or sell any shares of its capital stock or other securities (other than shares which are reserved for issuance as set forth in Section 5.4(a); or (ii) preemptive or similar rights to purchase or otherwise acquire shares of the capital stock or other securities of Parent pursuant to any provision of Law, such Person's Fundamental Documents or any contract to which such Person, or to the best Knowledge of Parent, any shareholder thereof is a party; and, except as contemplated by this Agreement and the Related Documents or as otherwise set forth on Schedule 5.4, there is no Lien with respect to the sale or voting of shares of capital stock or securities of Parent (whether outstanding or issuable).

            (c) All shares of the capital stock and other securities issued by Parent have been issued in transactions in accordance with applicable Laws governing the sale and purchase of securities.

5.5 Capitalization of Acquisition Sub.

            (a) Immediately upon consummation of the Closing the total number of shares of all classes of stock which Acquisition Sub has authority to issue is 1,000 shares of common stock, par value $.01 per share, 100 of which are issued and outstanding, fully paid and nonassessable.

            (b) Except as contemplated by this Agreement and the Related Documents, immediately after consummation of the Closing there will be, no (i) outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which Acquisition Sub is or may become obligated to issue or sell any shares of its capital stock or other securities; or (ii) preemptive or similar rights to purchase or otherwise acquire shares of the capital stock or other securities of Acquisition Sub pursuant to any provision of Law, such Person's Fundamental Documents or any contract to which such Person, or to the best Knowledge of Acquisition Sub, any shareholder thereof is a party; except as contemplated by this Agreement and the Related Documents, there is, and, immediately after the consummation of the Closing there will be, no Lien with respect to the sale or voting of shares of capital or securities of Acquisition Sub (whether outstanding or issuable).

            (c) All shares of the capital stock and other securities issued by Acquisition Sub have been issued in transactions in accordance with applicable Laws governing the sale and purchase of securities.

5.6 Subsidiaries.

      Except for Acquisition Sub and as set forth on Schedule 5.6, Parent does not have any Subsidiaries. Acquisition Sub does not have any Subsidiaries.

5.7 Financial Statements.

            (a) Schedule 5.7 contains the unaudited consolidated balance sheet of Parent as of September 30, 1999 (the "Parent Balance Sheet"), and the related unaudited consolidated statements of income and cash flow for the nine-month period then ended (collectively, the "Parent Financial Statements").

            (b) Each of the Parent Financial Statements (i) has been prepared in accordance with the books and records of Parent (which are true and complete in all material respects); (ii) fairly presents the financial condition and results of operations which it purports to present as of the dates thereof and for the periods indicated thereon (except, for the lack of footnotes and for year end adjustments); and (iii) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject to the lack of footnotes and other presentation items. Since the date of the Parent Balance Sheet, except as required by applicable Law or GAAP, as of the date hereof, there has been no change in any accounting principle, procedure or practice followed by Parent or in the method of applying any such principle, procedure or practice.

5.8 Events Subsequent to the Balance Sheet.

      Since the date of the Parent Balance Sheet, Parent has operated its business in the ordinary course consistent with past practice, and, as of the date hereof, Parent has not suffered any Material Adverse Change.

5.9 Offering Exemption.

      Based in part upon and assuming the accuracy of the representations of the Sellers in Article IV, the offering, sale and issuance of the Stock Consideration has been, is, and will be, exempt from registration under the Securities Act, and such offering, sale and issuance is also exempt from registration under applicable state securities and "blue sky" laws. Parent has made all requisite filings and has taken or will take all action necessary to be taken to comply with such state securities or "blue sky" laws.

5.10 Brokers.

      Schedule 5.10 sets forth a true and complete list of each agent, broker, investment banker, Person or firm who or which has acted on behalf, or under the authority, of Parent (or its predecessors) or any of its shareholders or will be entitled to any fee or commission directly or indirectly from the Company or any of its shareholders or Parent in connection with any of the transactions contemplated hereby.

5.11 Litigation.

      Except as set forth on Schedule 5.11, (i) there is no Proceeding pending or, to the best Knowledge of the Parent, threatened by or against, or affecting the Assets of, the Parent or any of its Subsidiaries; and (ii) the Parent is not bound by any Order.

                                   ARTICLE VI
                                    COVENANTS

6.1 Conduct Pending Closing.

      From and after the date hereof until the Closing or the earlier termination of this Agreement pursuant to Article VIII, except as otherwise consented to in writing by Parent and Acquisition Sub, the Company shall, and the Indemnifying Sellers shall cause the Company to:

            (a) conduct its business substantially as presently conducted and only in the ordinary course consistent with past practice;

            (b) not form any Subsidiary;

            (c) not sell, lease, license or otherwise dispose of any material assets, except sales of inventories or other assets in the ordinary course of business;

            (d) use commercially reasonable efforts to (i) maintain its business, assets, relations with present employees, customers, suppliers, partners, licensees and operations as an ongoing business and preserve its goodwill, in accordance with past custom and practice; and (ii) to satisfy each of the closing conditions set forth in Article VII;

            (e) not issue or sell any capital stock or issue or sell any securities convertible into, exercisable or exchangeable for or options or warrants to purchase or rights to subscribe for, any capital stock;

            (f) not declare or pay a distribution on any capital stock, not change the number of authorized shares of its capital stock or reclassify, combine, split, subdivide or redeem or otherwise repurchase any of its capital stock, or issue, deliver, pledge or encumber any additional capital stock or other securities equivalent to or exchangeable for capital stock or enter into any contract or arrangement to do any of the foregoing;

            (g) not incur any Funded Indebtedness or issue any securities evidencing any Funded Indebtedness;

            (h) not enter into, or amend, alter, modify, supplement, restate or waive any material terms or conditions of, any material contract, agreement or arrangement;

            (i) not enter into any employment or termination agreement or effect any increase in the rate or terms of compensation payable or to become payable to directors, officers, employees, partners and Persons having business relations with the Company, or increase the rate or terms of any bonus, pension or other Employee Plan covering any Person;

            (j) not knowingly create or suffer to exist any Encumbrance on any of its assets or properties;

            (k) not change its accounting principles or policies;

            (l) not make any Tax election or compromise or settle any Tax Liability;

            (m) not delay or postpone the payment of accounts payable and other obligations and liabilities or accelerate the collection of accounts receivable, other than in the ordinary course of business consistent with historical and customary practice;

            (n) not amend any of its Fundamental Documents;

            (o) not enter into any transaction other than in the ordinary course of business, or any transaction which is not at arms-length with unaffiliated third Persons;

            (p) not take or omit to take any action which would result in the representations and warranties contained in this Agreement and the Related Documents being untrue on the Closing Date, other than such action as shall have been previously agreed to in writing by the parties hereto;

            (q) maintain in good standing all Permits held by it on a timely basis;

            (r) continue the historic and customary maintenance capital expenditure levels of the Company;

            (s) not make any capital expenditures for improvements or upgrades; and

            (t) not agree or otherwise commit to take any of the actions set forth above.

6.2 Efforts to Consummate.

      Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under all applicable Laws, in order to consummate the transactions contemplated hereby.

6.3 Exclusivity.

            (a) From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, no Indemnifying Seller shall, and the Indemnifying Sellers shall cause the Company not to, directly or indirectly; (i) take any action to solicit or initiate any Acquisition Proposal; (ii) continue, initiate or engage in negotiations or discussions relating to an Acquisition Proposal with, or disclose or provide any non-public information or Confidential Information to, any Person other than Parent and Acquisition Sub and their respective representatives; or (iii) enter into any written or oral agreement or understanding with any Person (other than Parent or Acquisition Sub) regarding an Acquisition Proposal. If any Indemnifying Seller or the Company receives any unsolicited offer or proposal to enter into negotiations relating to any Acquisition Proposal, the Sellers' Representative shall promptly notify Parent and Acquisition Sub of such offer or proposal and the general economic terms of such offer or proposal and shall furnish a copy of any written offer or proposal thereto.

            (b) The parties recognize and acknowledge that a breach of this
Section 6.3 will cause irreparable and material loss and damage to the non-breaching party as to which it will not have an adequate remedy at law or in equity. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach.

6.4 Notice of Prospective Breach.

      Each party shall immediately notify the other parties in writing upon the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty of such party that is contained in this Agreement or any Related Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing as if such representation and warranty were made at such time.

6.5 Access to Records and Properties of the Acquired Companies.

      Subject to the terms of the Nondisclosure Agreement dated as of March 8, 1999 (the "Nondisclosure Agreement"), between Parent and the Company, from and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, the Company shall, and the Indemnifying Sellers shall cause the Company to, afford, (a) to Parent, Acquisition Sub and their prospective sources of financing and Affiliates and each of their respective authorized representatives, including accountants, consultants and attorneys, free and full access at all reasonable times to the assets, business, facilities, properties, books, records (including tax returns filed and in preparation), customers, consultants, and key employees of or relating to the Company in order that Parent shall have the full opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company, and the Indemnifying Sellers shall cause the Company to cooperate fully in connection therewith; and (b) to the respective independent certified public accountants of Parent, free and full access at all reasonable times to the records of the accountants of the Company. The investigation contemplated by this Section 6.5 shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties or the indemnification rights of the Parent Indemnified Persons contained in this Agreement. The parties hereto agree to use their reasonable efforts to minimize any disruption to any other party's business in connection with the conduct of the due diligence process contemplated herein.

1.6 Release by Sellers.

      Upon receipt by each Indemnifying Seller of the consideration to be received by such Indemnifying Seller pursuant to Section 2.2, each such Indemnifying Seller hereby agrees that (without any further action on the part of such Indemnifying Seller) the Company (for the benefit of the Surviving Corporation, the Parent and their respective Subsidiaries, Affiliates, divisions and predecessors and each of their respective successors and assigns (collectively, the "Released Persons")) shall be irrevocably released and forever discharged of and from all manner of actions, causes of action, suits, debts, sums of money, controversies, omissions, promises, damages, liabilities, judgments, claims and demands whatsoever, in law or in equity which against the Released Persons such Indemnifying Seller ever had, now has or which such Indemnifying Seller hereafter can, shall or may have in such Indemnifying Seller's capacity as a shareholder or former shareholder of the Company(the "Released Claims"), whether known or unknown, for, upon or by reason of any matter or cause arising at any time on or prior to the Closing Date; provided, however, that the Released Claims shall exclude, and the foregoing release shall be inapplicable with respect to, any matter arising under this Agreement, the Related Documents or the transactions contemplated hereby or thereby. Each Indemnifying Seller specifically represents and warrants to the Released Persons that such Indemnifying Seller has not assigned any such Released Claim.

                                  ARTICLE VII
                               CLOSING CONDITIONS

7.1 Conditions to Each Party's Obligations to Effect the Merger.

      The respective obligations of each party to effect the Merger and the related transactions herein are subject to the satisfaction prior to or at the Closing Date of the following conditions unless waived (to the extent such conditions can be waived) by the Company and the Sellers' Representative, on the one hand, and Parent and Acquisition Sub, on the other hand.

            (a) Approvals. The authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods of any Governmental Entity required to consummate the transactions contemplated hereby shall have been obtained or made.

            (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court or Governmental Entity of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

            (c) Actions and Statutes. No Proceeding shall have been taken or threatened, and no Law or Order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement or the Related Documents by any Governmental Entity that would (i) make the consummation of the transactions contemplated hereby or thereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby or thereby; (ii) compel the Company, the Surviving Corporation or Parent to dispose of or hold separate all or a material portion of the business of the Company or Parent as a result of the consummation of the transactions contemplated hereby or thereby; or (iii) render any party unable to consummate the transactions contemplated hereby or thereby.

7.2 Conditions to Obligations of Parent and Acquisition Sub.

      The obligations of Parent and Acquisition Sub to consummate the Merger and the related transactions herein are subject to the satisfaction prior to or at the Closing of the following conditions unless waived (to the extent such conditions can be waived) by Parent and Acquisition Sub:

            (a) Accuracy of Representations and Warranties. All representations and warranties made by the Company and the Sellers in this Agreement and the Related Documents shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) at and as of the Effective Time with the same effect as if such representations and warranties had been made at and as of the Effective Time.

            (b) Performance of Obligations of the Company and the Sellers. The Company and the Indemnifying Sellers shall have performed in all material respects all obligations and covenants required to have been performed by them under this Agreement and the Related Documents prior to or as of the Effective Time.

            (c) Opinion of Counsel for the Company and the Sellers. Parent and Acquisition Sub shall have received an opinion of Fenwick & West, counsel for the Company and the Sellers, dated the Closing Date, in substantially the form of Exhibit B attached hereto.

            (d) Consents and Approvals. Parent and Acquisition Sub shall have received duly executed copies of all consents and approvals required for or in connection with the execution and delivery by the Company and the Indemnifying Sellers of this Agreement and each of the Related Documents to which any of them may be a party, and the consummation of the transactions contemplated hereby and thereby, and the continued conduct of the business as previously conducted, in form and substance reasonably satisfactory to Parent and Acquisition Sub and their counsel.

            (e) Absence of Material Adverse Change. Since the Latest Balance Sheet Date, there shall have been no Material Adverse Change with respect to the Company.

            (f) Related Documents. Each of the following documents (each, a "Related Document") shall have been executed and delivered by the parties thereto and the transactions contemplated thereby to be completed at or prior to the Closing substantially consummated or effected, as the case may be, in accordance with the terms thereof:

                  (i) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Indemnifying Sellers, the Sellers' Representative and the Escrow Agent;

                  (ii) Employment Agreements. Each of George Constable, III, Jeremy Epstein, William Herndon and Matthew Carden shall have executed and delivered an employment agreement (each, an "Employment Agreement"), in substantially the form attached hereto as Exhibit D;

                  (iii) FIRPTA Certificate. Parent shall have been furnished with a true and accurate certificate from the Company based on Treasury Regulation Section 1.1445-2(c), certifying that the Company Common Stock is not a U.S. real property interest (within the meaning of Section 897 of the Code).

            (g) Closing Certificates. Each of the following certificates shall have been executed and/or delivered, as the case may be, by the Person who or which is the subject thereof:

                  (i) a certificate of the President or Secretary of the Company, dated as of the Closing Date, certifying (A) that true and complete copies of the Fundamental Documents of the Company as in effect on the Closing Date are attached thereto; (B) as to the incumbency and genuineness of the signatures of each Person executing this Agreement and the Related Documents on behalf of the Company; (C) the genuineness of the resolutions (attached thereto) of the board of directors or similar governing body of the Company authorizing the execution, delivery and performance of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby and of the Sellers approving the Merger;

                  (ii) certificates of the secretaries of state of the states (or other applicable office) in which the Company is organized and qualified to do business, dated no more than five days prior to the Closing Date, certifying as to the good standing and non-delinquent franchise tax status of the Company;

                  (iii) a certificate signed by the President of the Company, dated as of the Closing Date, certifying as to (A) the accuracy of the representations and warranties of the Company contained herein, as contemplated by Section 7.2(a); (B) the performance of the covenants of the Company contained herein, as contemplated by Section 7.2(b); and (C) that there has been no material adverse change with respect to the Company, as contemplated by Section 7.2(e); and

                  (iv) a certificate signed by the Sellers' Representative, dated as of the Closing Date, certifying to the best of his knowledge on behalf of each Indemnifying Seller, as to (A) the accuracy of the representations and warranties of the Indemnifying Sellers contained herein, as contemplated by Section 7.2(a); and (B) the performance of the covenants of the Indemnifying Sellers contained herein, as contemplated by
      Section 7.2(b).

            (h) Parent and Acquisition Sub shall have received evidence of the Company's submission of the Statement by Domestic Stock Corporation for filing with the Secretary of State of California.

7.3 Conditions to Obligations of the Company and the Sellers.

      The obligations of the Company to consummate the Closing and the related transactions herein are subject to the satisfaction of the following additional conditions unless waived (to the extent such conditions can be waived) by the Company and the Sellers' Representative:

            (a) Accuracy of Representations and Warranties. All representations and warranties made by Parent and Acquisition Sub in this Agreement and the Related Documents shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) at and as of the Effective Time with the same effect as if such representations and warranties had been made at and as of the Effective Time.

            (b) Performance of Obligations of Parent and Acquisition Sub. Parent and Acquisition Sub shall each have performed in all material respects all obligations and covenants required to have been performed by them under this Agreement and the Related Documents prior to or as of the Effective Time.

            (c) Consents and Approvals. The Sellers' Representative shall have received duly executed copies of all consents and approvals required for or in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement and each of the Related Documents to which either of them may be a party and the consummation of the transactions contemplated hereby and thereby, in form and substance reasonably satisfactory to the Sellers' Representative and its counsel.

            (d) Related Documents. Each of the Related Documents shall have been executed and/or delivered by the parties thereto (other than the Indemnifying Sellers and the Company) and the transactions contemplated thereby to be completed at or prior to the Effective Time shall have been substantially consummated or effected, as the case may be, in accordance with the terms thereof.

            (e) Closing Certificates. Each of the following certificates shall have been executed and/or delivered to the Sellers' Representative, as the case may be, by the Person who or which is the subject thereof:

                  (i) a certificate of the President or Secretary of Parent and Acquisition Sub, dated as of the Closing Date, certifying (A) that true and complete copies of the Fundamental Documents of Parent and Acquisition Sub as in effect on the Closing Date are attached thereto; (B) as to the incumbency and genuineness of the signatures of each officer of such Person executing this Agreement and the Related Documents on behalf of Parent and Acquisition Sub; and (C) the genuineness of the resolutions (attached thereto) of the board of directors or similar governing body of Parent and Acquisition Sub authorizing the execution, delivery and performance of this Agreement and the Related Documents to which Parent and Acquisition Sub are a party and the consummation of the transactions contemplated hereby and thereby and of Parent, as sole shareholder of Acquisition Sub, approving the Merger;

                  (ii) certificates dated no more than five days prior to the Closing Date of the secretaries of state of the states in which Parent and Acquisition Sub are organized, certifying as to the good standing and non-delinquent franchise tax status of Parent and Acquisition Sub; and

                  (iii) a certificate signed by a principal executive officer of Parent and Acquisition Sub, dated as of the Closing Date, certifying as to
      (A) the accuracy of the representations and warranties of Parent and Acquisition Sub contained herein, as contemplated by Section 7.3(a); and
      (B) the performance of the covenants of Parent and Acquisition Sub contained herein, as contemplated in Section 7.3(b).

                                  ARTICLE VIII
                       TERMINATION; EFFECT OF TERMINATION

8.1 Termination.

      This Agreement may be terminated at any time prior to the consummation of the Closing by:

            (a) the mutual written consent of Parent and the Sellers' Representative; or

            (b) Parent in the event of a breach by the Company or any Indemnifying Seller of any representation, warranty, covenant or other agreement contained in this Agreement which is material; or

            (c) the Sellers' Representative, in the event of a breach by Parent or Acquisition Sub of any representation, warranty, covenant or other agreement contained in this Agreement which is material; or

            (d) Parent or the Sellers' Representative, if the conditions set forth in Section 7.1 shall not have been (or cannot be) satisfied or waived by January 31, 2000;

            (e) Parent or Acquisition Sub, if the conditions set forth in
Section 7.2 shall not have been (or cannot be) satisfied or waived by January 31, 2000; or

            (f) the Sellers' Representative, if the conditions set forth in
Section 7.3 shall not have been (or cannot be) satisfied or waived by January 31, 2000; or

            (g) Parent, Acquisition Sub, the Company or the Sellers' Representative, if any permanent injunction or other Order of a court or other competent authority preventing the Closing shall have become final and nonappealable;

provided, however, that none of the Company, the Sellers' Representative, Parent nor Acquisition Sub shall be entitled to terminate this Agreement pursuant to
Section 8.1(d), (e) or (f) if such party's intentional breach (or, with respect to the Sellers' Representative, any Seller's intentional breach) of this Agreement has prevented the satisfaction of a condition. Any termination pursuant to the foregoing provisions of this Section 8.1 (other than a termination pursuant to Section 8.1(a)) shall be effected by written notice from the party or parties so terminating to the other parties hereto, which notice shall specify the subsection of this Section 8.1 pursuant to which this Agreement is being terminated.

8.2 Effect of Termination.

      In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except for Sections 9.1, 9.6, Article XI and this Section 8.2, each of which shall survive the termination of this Agreement; provided, however, that if this Agreement is terminated other than pursuant to Section 8.1(a), the Liability of any party for any intentional, willful or knowing breach by such party of the representations, warranties, covenants or agreements of such party contained herein occurring prior to the termination of this Agreement shall survive the termination of this Agreement and, in addition, in the event of any action for breach of contract in the event of a termination of this Agreement, the prevailing party shall be reimbursed by the other party to the action for reasonable attorneys' fees and expenses relating to such action.

                                   ARTICLE IX
                ADDITIONAL AGREEMENTS OF THE INDEMNIFYING SELLERS

9.1 Sellers' Representative.

      The Indemnifying Sellers agree among themselves (without prejudice to or affecting in any way the rights provided in this Agreement or otherwise to Parent or Acquisition Sub) as follows:

            (a) Appointment. The Indemnifying Sellers, for themselves and their personal representatives and other successors, hereby constitute and appoint George Constable, III, as their agent (the "Sellers' Representative"), with full power and authority, except as otherwise expressly provided in this Agreement, in the name of and for and on behalf of the Sellers, to take all action required or permitted under this Agreement and the Escrow Agreement (including, without limitation, (i) to give and receive all accounting, reports, notices, waivers and consents, (ii) to terminate this Agreement as provided in Article VIII,
(iii) to receive notices of any claims relating to the indemnification in
Article X, (iv) to elect and, if elected, to assume control of the defense of any such claims (including the retention of counsel) and to reach an agreement with respect to or settle any proceeding relating to such claims, (v) to authorize the Escrow Agent to deliver to Parent any certificates representing shares of Parent Common Stock required to be forfeited by the Indemnifying Sellers in payment or settlement of claims pursuant to Article X hereof in accordance with the terms of the Escrow Agreement (including endorsing such stock certificate or executing stock powers to effect such forfeiture), and (vi) to take any and all actions on behalf of the Indemnifying Sellers from time to time as the Sellers' Representative may deem necessary or desirable to fulfill the interests and purposes of this
Section 9.1) and to act for such Indemnifying Seller and in such Indemnifying Seller's name, place and stead as fully to all intents and purposes as such Indemnifying Seller could do in person. Each of the Indemnifying Sellers further acknowledges and agrees that upon execution of this Agreement, any delivery by the Sellers' Representative of any waiver, amendment, agreement, opinion, certificate or any other document executed by the Sellers' Representative pursuant to this Section 9.1, such Indemnifying Seller shall be bound by such document as fully as if such Indemnifying Seller had executed and delivered such document. In the event of the death, physical or mental incapacity or resignation of the Sellers' Representative appointed on the date hereof or any successor Sellers' Representative, the Indemnifying Sellers shall promptly appoint a substitute or substitutes and shall advise Parent thereof. The authority conferred under this Section 9.1 is an agency coupled with an interest and all authority conferred hereby is irrevocable and not subject to termination by the Indemnifying Sellers or by operation of Law, whether by the death or incapacity of any Indemnifying Seller, the termination of any trust or estate or the occurrence of any other event. If any Indemnifying Seller should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Sellers' Representative pursuant to this Section 9.1 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Sellers' Representative, the Company, Parent or Acquisition Sub shall have received notice of such death, incapacity, termination or other event.

            (b) Reliance by Sellers' Representative. The Sellers' Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Indemnifying Seller or the Company, or any other evidence deemed by the Sellers' Representative to be reliable, and the Sellers' Representative shall be entitled to act on the advice of counsel selected by it. The Sellers' Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of the Indemnifying Sellers as it deems appropriate or it shall have been expressly indemnified to its satisfaction by the Indemnifying Sellers severally according to their respective Proportionate Percentages against any and all Liability and expense that the Sellers' Representative may incur by reason of taking or continuing to take any such action. The Sellers' Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of Indemnifying Sellers whose aggregate Proportionate Percentages equal or exceed 51%, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon all of the Indemnifying Sellers.

            (c) Expenses of Sellers' Representative. The Sellers' Representative shall be entitled to retain counsel and to incur such expenses (including litigation expenses) as the Sellers' Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement, and all such fees and expenses (including reasonable attorneys' fees) incurred by the Sellers' Representative shall be borne by the Indemnifying Sellers severally according to their respective Proportionate Percentages.

            (d) Indemnification. The Indemnifying Sellers hereby agree severally to indemnify the Sellers' Representative (in his capacity as such) ratably according to their respective Proportionate Percentages against, and to hold the Sellers' Representative (in his capacity as such) harmless from, any and all Liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of whatever kind which may at any time be imposed upon, incurred by or asserted against the Sellers' Representative in such capacity in any way relating to or arising out of his action or failure to take action pursuant to this Agreement or in connection herewith or therewith in such capacity; provided, however, that no Indemnifying Seller shall be liable for the payment of any portion of such Liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Sellers' Representative. The agreements in this Section 9.1(d) shall survive termination of this Agreement.

9.2 Lock-Up Agreement.

      If Parent at any time shall register shares of Parent Common Stock under the Securities Act for sale to the public, the Indemnifying Sellers shall not sell publicly, make any short sale of, grant any option for the purchase of, or otherwise dispose publicly of, any capital stock of Parent (other than those shares of Common Stock included in such registration) without the prior written consent of Parent, for a period designated by Parent in writing to the Indemnifying Sellers, which period shall begin not more than 10 days prior to the effectiveness of the registration statement pursuant to which such public offering shall be made and shall not last more than 180 days after the effective date of such registration statement.

9.3 Stockholders' Agreement.

      Each Indemnifying Seller by his or its execution of this Agreement agrees that as of the Effective Time such Indemnifying Seller shall be bound by and comply with the terms and provisions of the Stockholders' Agreement, as an Outside Shareholder (as such term is defined therein), as if such Seller were a signatory thereto.

9.4 Non-Competition; Non-Solicitation.

            (a) Each of the Indemnifying Sellers acknowledges (i) the competitive nature of the Company's business, (ii) that, in the course of such Indemnifying Seller's service as a director, officer and employee of the Company, such Indemnifying Seller has become familiar with the Company's trade secrets and other confidential information of the Company and/or its business and (iii) that such Indemnifying Seller's services to the Company have been of a special, unique and extraordinary value to the Company. Accordingly, in consideration of the promises contained herein and the consideration received by the Indemnifying Sellers in connection with the consummation of the transactions contemplated hereby, and in order to induce Parent and Acquisition Sub to enter into this Agreement, each Indemnifying Seller hereby agrees that during the period beginning on the Closing Date and ending on the third anniversary thereof (the "Non-Compete Period"), such Indemnifying Seller shall not in any manner, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage in, promote or become financially interested in any business that develops software products or operates an internet site that
(i)
assists third-party companies with procurement and management of human resources within such companies' organizations, (ii) creates a person-to-person or business-to-business marketplace for procurement of human resources, or (iii) provides content, back-end services and job-bidding functionality targeted for use by and among independent professionals, including consultants and expert advisors (i.e. a bidding system, reputation system and directory or buyer/seller matching system), in those places where the Company, Parent or any of its subsidiaries are doing business as of the Closing Date or Parent, the Company and/or any of such subsidiaries has invested substantial expense in anticipation of conducting (or commencing to conduct) any portion of its business in such area. Notwithstanding the foregoing, in the event that Matthew Carden's employment with Parent or any subsidiary of Parent is terminated prior to the second anniversary of the Closing Date, then the Non-Compete Period with respect to Matthew Carden shall terminate on the first anniversary of such termination. Anything to the contrary contained herein notwithstanding, any Indemnifying Seller may own, in the aggregate, less than 1% of the issued and outstanding capital stock of any publicly traded company.

            (b) Each of the Indemnifying Sellers agrees that, for a period of three years following the Closing Date, such Indemnifying Seller will not directly or indirectly through another Person (i) solicit any of the employees of Parent or the Surviving Corporation to leave their employ; (ii) hire any individual who was an employee of Parent or the Surviving Corporation or any of their Affiliates until six months after such individual's employment relationship has been terminated; or (iii) induce any customer, supplier or licensee with a business relationship with Parent or the Surviving Corporation to cease doing business with Parent or the Surviving Corporation, as the case may be.

            (c) If, at the time of enforcement of this Section 9.4, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because each Indemnifying Seller's services are unique and because each Indemnifying Seller has access to confidential information and work product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 9.4. Therefore, in the event of a breach or threatened breach of this Section 9.4, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 9.4 (without posting a bond or other security). Each of the several covenants and agreements in this Section 9.4 are severable, separate and distinct, and the invalidity or unenforceability of any one covenant or agreement shall not in any way limit or adversely affect the enforceability of any of the other covenants or agreements contained herein.

9.5 Confidentiality.

            (a) At any time after the date hereof, none of the Indemnifying Sellers will disclose or use at any time, any Confidential Information of which such Indemnifying Seller is or becomes aware, whether or not such information is developed by such Indemnifying Seller, except to the extent that such disclosure or use is related to and required by such Indemnifying Seller (i) in the performance in good faith of duties assigned to such Indemnifying Seller by Parent; (ii) in the performance of duties or the exercise of rights in good faith as an employee, officer, director or shareholder of Parent or any Affiliate; or (iii) in the performance of duties or exercise of rights under any agreement with Parent or any Affiliate. Each of the Indemnifying Sellers will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

            (b) As used in this Agreement, the term "Confidential Information" means information that is not generally known or available to the public and that is used, developed or obtained by Parent in connection with its business, including but not limited to (i) information, observations and data obtained by any Indemnifying Seller while employed by Parent (including those obtained prior to the date of this Agreement) concerning the business or affairs of Parent;
(ii) products or services; (iii) fees, costs and pricing structures; (iv) designs; (v) analyses; (vi) drawings, photographs and reports; (vii) computer software, including operating systems, applications and program listings; (viii) flow charts, manuals and documentation; (ix) data bases; (x) accounting and business methods; (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xii) customers and clients and customer or client lists; (xiii) other copyrightable works; (xiv) all production methods, processes, technology and trade secrets; and (xv) all similar and related information in whatever form.

            (c) Notwithstanding the provisions of this Agreement to the contrary, the Indemnifying Sellers shall have no liability to Parent for disclosure of Confidential Information if the Confidential Information:

                  (i) is known to the receiving party at the time of disclosure of such Confidential Information other than as the result of a breach of this Section by any Indemnifying Seller;

                  (ii) becomes publicly known or is disclosed by Parent other than as the result of a breach of this Section by any Indemnifying Seller;

                  (iii) is received by any Indemnifying Seller after the date of this Agreement from a third party that is not under an obligation of confidentiality to Parent; or

                  (iv) is required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding, provided that such disclosure shall be limited to the extent so required and, except to the extent prohibited by law, such Indemnifying Seller shall give Parent notice of its intent to so disclose such Confidential Information and shall reasonably cooperate with Parent in seeking suitable confidentiality protections.

9.6 Public Announcements.

      Parent and the Indemnifying Sellers agree that, except (a) as otherwise required by Law or Order; and (b) for disclosure to its respective directors, officers, employees, financial advisors, potential financing sources, legal counsel, independent certified public accountants or other agents, advisors or representatives on a need-to-know basis and with whom such party has a confidential relationship, they will not issue any reports, statements or releases, in each case pertaining to this Agreement or any Related Document to which any of them is a party or the transactions contemplated hereby or thereby, without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

9.7 Cooperation Regarding Tax Filings.

      After the Closing, Parent, the Company and the Sellers' Representative (on behalf of the Indemnifying Sellers) shall act in good faith and cooperate with one another for the purpose of filing all Tax Returns and reports required to be filed by any of them.

9.8 Customer Relations.

      The Indemnifying Sellers will devote their reasonable best efforts to assist Parent and the Company in maintaining the customer relationships of the Company.

                                   ARTICLE X
                                 INDEMNIFICATION

10.1 Indemnification Generally; Etc.

            (a) Subject to the further terms of this Article X, the Seller Indemnifying Persons shall jointly and severally (with the right to seek contribution (including without limitation attorneys fees and legal costs) from the other Seller Indemnifying Persons in accordance with their respective Proportionate Percentages) indemnify the Parent Indemnified Persons for, and hold them harmless from and against, any and all Parent Losses arising from or in connection with any of the following:

                  (i) the untruth, inaccuracy or breach of any representation or warranty of the Company and/or any Indemnifying Seller contained in
      Article III or in any certificate delivered by the Company, the Sellers' Representative or any Seller delivered in connection herewith at or before the Effective Time (or any facts or circumstances constituting any such untruth, inaccuracy or breach); or

                  (ii) the breach of any agreement or covenant of the Company contained in this Agreement or the Escrow Agreement; or

                  (iii) any claim against any Parent Indemnified Person by any of the Sellers (other than the Indemnifying Sellers) regarding the action or inaction of the Indemnifying Sellers in connection with the approval of the Merger by the Indemnifying Sellers or asserting any rights as a shareholder or former shareholder of the Company or the Surviving Corporation (other than the rights expressly provided in this Agreement); or

                  (iv) the failure of the Company to obtain a permit to do business in the City of San Francisco; or

                  (v) the failure of the Company to pay on a timely basis wages and salaries due to its employees and consultants; or

                  (vi) the failure of the Company to obtain workers' compensation insurance; or

                  (vii) any Pre-Closing Taxes.

            (b) Subject to the further terms of this Article X, the Seller Indemnifying Persons agree, severally only, to indemnify the Parent Indemnified Persons for, and hold them harmless from and against, any and all Parent Losses arising from or in connection with any of the following:

                  (i) the untruth, inaccuracy or breach of any representation or warranty of such Indemnifying Seller contained in Article IV ; or

                  (ii) the breach of any agreement or covenant of such Indemnifying Seller contained in this Agreement or the Escrow Agreement.

            (c) The Seller Indemnifying Persons shall not be required to indemnify the Parent Indemnified Persons, and shall not have any liability:

                  (i) under Section 10.1(a)(i) or (ii) unless the aggregate amount of all Parent Losses for which the Seller Indemnifying Persons would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to $50,000, provided that once such amount is surpassed, the Seller Indemnifying Persons shall be liable for the full amount of such Parent Losses;

                  (ii) under Section 10.1(a) and (b) in excess of $7,500,000.

            (d) Subject to the further terms of this Article X, the Parent Indemnifying Persons agree, jointly and severally, to indemnify the Seller Indemnified Persons for, and hold them harmless from and against, any and all Seller Losses arising from or in connection with any of the following:

                  (i) the untruth, inaccuracy or breach of any representation or warranty of Parent and Acquisition Sub contained in Article V or any certificate delivered by Parent and Acquisition Sub in connection herewith at or before the Effective Time (or any facts or circumstances constituting any such untruth, inaccuracy or breach); or

                  (ii) the breach of any agreement or covenant of Parent and Acquisition Sub contained in this Agreement or the Escrow Agreement.

            (e) No Indemnifying Seller shall be required to indemnify any Parent Indemnified Person, and shall not have any liability under Sections 10.1(a) and
(b) in excess of the aggregate value (as determined in this Agreement) of the shares of Parent Common Stock received by such Indemnifying Seller under this Agreement. In furtherance of the foregoing, in the event that any shares of Parent Common Stock held by an Indemnifying Seller are repurchased by Parent or its designee pursuant to the Employment Agreement between Parent and such Indemnifying Seller, then the number of shares of Parent Common Stock so repurchased shall be deemed to reduce the aggregate number of shares of Parent Common Stock received by such Indemnifying Seller under this Agreement, and such Indemnifying Seller shall only be liable for indemnification to the extent of the remaining shares held by him.

            (f) Each of Parent, the Surviving Corporation and Acquisition Sub acknowledges that its sole and exclusive remedy with respect to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article X, provided that nothing contained herein shall limit any claim based on fraud. Notwithstanding the foregoing, nothing contained in this
Section 10.1 shall prevent any party hereto from seeking and obtaining, as and to the extent permitted by applicable law, specific performance by any other party hereto of any of such party's obligations under this Agreement or injunctive relief against such other party's activities in breach of this Agreement (including, without limitation, the obligations set forth in Section
9.4 hereof).

10.2 Assertion of Claims Tax Claims.

            (a) No claim (other than a claim relating to Taxes, which shall be governed by the provisions of Section 10.2(b)) shall be brought under Section
10.1 unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date (as defined in Section 10.5), give the Indemnifying Persons (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known; and
(b) written notice pursuant to Section 10.3 of any Third Party Claim (as defined below), the existence of which might give rise to such a claim. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings subsequent to the respective Survival Date for the enforcement of such Persons' rights under Section 10.1.

            (b) (i) If a claim relating to Taxes shall be made by any Government Entity, which, if successful, might result in an indemnity payment to any of the Parent Indemnified Persons, pursuant to Section 10.110.1(a), Parent shall reasonably promptly notify the Sellers' Representative of such claim (a "Tax Claim"); provided, however, that the failure to give such notice shall not effect the indemnification provided hereunder except to the extent the Indemnifying Seller has actually been prejudiced as a result of such failure.

                  (ii) With respect to any Tax Claim relating to taxes based on net or gross income ("Income Taxes") and relating to a taxable period ending on or prior to the Closing Date or to any other taxable period in which the Company filed any federal income Tax Return or a combined, consolidated or unitary Tax Return for state, local or foreign purposes, or any Tax Claim relating to any Tax (other than an Income Tax) that is a Tax for the taxable period prior to the Effective Time, the Sellers' Representative shall control all proceedings and may make all decisions in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with any Government Entity with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. Notwithstanding the foregoing, the Sellers' Representative shall not settle any Tax Claim without the prior written consent of Parent, which consent shall not be unreasonably withheld. Furthermore, Parent, and counsel of its own choosing, shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim, and the Sellers' Representative shall inform Parent, reasonably promptly in advance, of the date, time and place of all administrative or judicial meetings conferences, hearings and other proceedings relating to such Tax Claim and shall provide to Parent all information document requests and responses, proposed notices of deficiency, notices of deficiencies revenue agents' reports, protests, petitions and any other documents relating to such Tax Claim promptly upon receipt from, or in advance of submission to (as the case may be), the relevant Government Entity. Parent shall be entitled to have its representatives attend and participate in any such administrative or judicial meeting, conference, hearing or other proceeding. Before taking any action with respect to the conduct of any such Tax Claim (including, but not limited to, the submission of any protects, petitions or responses to information document requests), the Sellers' Representative shall first consult with Parent in good faith about such action.

                  (iii) Except as otherwise provided in the preceding paragraph, Parent shall control all proceedings with respect to any Tax Claim relating to Taxes of the Company.

                  (iv) Parent, on the one hand, and the Indemnifying Sellers, on the other hand, shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

10.3 Notice and Defense of Third Party Claims.

      The obligations and liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of liability by third parties (other than a claim relating to Taxes, which shall be governed by the provisions of Section 10.2(b)) (each, a "Third Party Claim") shall be subject to the following terms and conditions:

            (a) The Indemnified Persons shall promptly give written notice to the Indemnifying Persons of any Third Party Claim which might give rise to any Loss by the

Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Person thereby is prejudiced by the delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

            (b) If the Indemnifying Persons shall acknowledge in a writing delivered to the Indemnified Persons that such Third Party Claim is properly subject to their indemnification obligations hereunder, then the Indemnifying Persons shall have the right to assume the defense of any Third Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; provided, however, that the Indemnifying Persons shall not have the right to assume the defense of any Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the Indemnified Persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons, and, in the reasonable opinion of the Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Persons; (ii) such action or proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the Indemnifying Persons; or (iii) the Indemnifying Persons shall not have assumed the defense of the Third Party Claim in a timely fashion.

            (c) If the Indemnifying Persons shall assume the defense of a Third Party Claim (under circumstances in which the proviso to the first sentence of Section 10.3(b) is not applicable), the Indemnifying Persons shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the Indemnifying Persons do not exercise their right to assume the defense of a Third Party Claim by giving the written acknowledgment referred to in Section 10.3(b), or are otherwise restricted from so assuming by the proviso to the first sentence of
Section 10.3(b), the Indemnifying Persons shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense; and in any such case, the Indemnified Persons may assume the defense of the Third Party Claim, with counsel which shall be reasonably satisfactory to the Indemnifying Persons, and shall act reasonably and in accordance with their good faith business judgment and shall not effect any settlement without the consent of the Indemnifying Persons, which consent shall not be unreasonably withheld or delayed.

            (d) If the Indemnifying Persons exercise their right to assume the defense of a Third Party Claim, (i) the Indemnified Persons shall be entitled to participate in such defense with their own counsel at their own expense; and
(ii) the Indemnifying Persons shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld or delayed.

10.4 Forfeiture of Shares.

            (a) Any payment in respect of Parent Losses that are subject to indemnification pursuant to this Article X shall be paid first by releasing to Parent, without any consideration being paid therefor, from the escrow that number of Merger Share Reserved Shares having a value equal to the quotient obtained by dividing (i) the aggregate amount of such Parent Losses by (ii) the Parent Initial Share Price; provided that such Merger Share Reserved Shares shall be released from the escrow in accordance with each Indemnifying Seller's Proportionate Percentage; and provided further that to the extent that there are no Merger Share Reserved Shares or an insufficient number of Merger Share Reserved Shares, the Seller Indemnifying Persons shall forfeit, without any consideration being paid therefor, a number of Merger Share Additional Shares equal to the quotient obtained by dividing (x) the aggregate amount of the Parent Losses remaining to be paid by the Seller Indemnifying Persons pursuant to this Article X (after giving effect to the foregoing) by (y) the Parent Additional Share Price. Notwithstanding the foregoing, in the event that any payment in respect of Parent Losses becomes due after all of the Merger Share Reserved Shares and Merger Share Additional Shares have been delivered to the Indemnifying Sellers pursuant to the terms of this Agreement and the Escrow Agreement, the Seller Indemnifying Persons shall forfeit and return to Parent, without any consideration being paid therefor, that number of shares of Parent Common Stock (which shares may, in the discretion of any Seller Indemnifying Person, be unvested as of such time) having an aggregate value equal to the quotient obtained by dividing (i) the aggregate amount of such Parent Losses by
(ii) the Parent Additional Share Price; provided, however, that, at the election of any Seller Indemnifying Person, such Seller Indemnifying Person may, in lieu of forfeiting shares of Parent Common Stock that have vested pursuant to Section 7(a) of the Employment Agreement between such Seller Indemnifying Person and Parent, pay the amount of his Proportionate Percentage of such Parent Losses in cash. For purposes of this Section 10.4(a), the number of Merger Share Reserved Shares and Merger Share Additional Shares shall include all shares of Parent Common Stock that have been derived from or issued in respect of the Merger Share Reserved Shares or the Merger Share Additional Shares, as the case may be, and the Parent Initial Share Price or the Parent Additional Share Price, as applicable, shall be decreased in proportion to any adjustment of the Merger Share Reserved Shares or Merger Share Additional Shares pursuant to Parent's Formation Documents.

            (b) Upon the forfeiture of any shares pursuant to the terms of this
Section 10.4, the Sellers' Representative shall cause the Escrow Agent to, or the Seller Indemnifying Persons shall, deliver to Parent all certificates representing shares of Parent Common Stock held by the Escrow Agent or the Seller Indemnifying Persons, as the case may be, and Parent shall thereafter deliver to the Escrow Agent or the Seller Indemnifying Persons, as applicable, a new certificate or certificates evidencing the shares represented by such certificates which are not forfeited, if any. Parent shall have the right, without further action by any other party, to cancel such forfeited shares on the books of Parent.

10.5 Survival of Certain Indemnification Claims.

            (a) Subject to the further provisions of this Section 10.5, the representations and warranties contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing until the Escrow Release Date (the "General Survival Date"); provided, however, that (i) the representations and warranties contained in Sections 3.1, 3.2, 3.4, 4.1, 4.2, 4.8, 4.9, 4.10 and 4.11 shall survive indefinitely (the
"Subject Reps"); and (ii) the representations and warranties contained in Sections, 3.12, 3.18, and 3.19 shall survive the Closing Date until the later of the General Survival Date and the date that is 60 days following expiration of the respective statutes of limitations for Third Party Claims applicable to the matters covered thereby. The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date until they are otherwise terminated by their terms.

            (b) For convenience of reference, the date upon which any representation or warranty contained herein shall terminate, if any, is referred to herein as the "Survival Date."

            (c) From and after the Closing, the Sellers shall have no recourse to the Company for any breach of any representation, warranty, covenant or agreement of the Company, Parent or Acquisition Sub set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement.

10.6 Losses Net of Insurance, etc.

            The amount of Losses or Taxes for which indemnification is provided under this Section 10 shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit actually realized by the indemnified party arising from the deductibility of any such Loss or Tax. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnity payment hereunder or the deductibility of any indemnified Loss. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the indemnified party has actually realized such cost or benefit. For purposes of this Agreement, an indemnified party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such indemnified party is increased above or reduced below, as the case may be, the amount of Taxes that such indemnified party would have been required to pay but for the receipt or accrual of the indemnity payment or the deductibility of such Loss, as the case may be and such Tax cost or Tax benefit was realized in the year that such indemnity payment is to be made. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the indemnified party's liability for Taxes and, if necessary, the Sellers or Parent; as the case may be, shall make payments to the other to reflect such adjustment. Any indemnity payment under this Agreement shall be treated as an adjustment to the Merger Consideration paid to the Sellers for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliate causes any such payment not to be treated as an adjustment to such consideration for federal Income Tax purposes.

10.7 Taxable Periods.

            (a) In the case of any taxable period that includes but does not end on the Closing Date (a "Straddle Period"):

                  (i) real, personal and intangible property Taxes ("Property Taxes") for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that were in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

                  (ii) all Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed based on an actual closing of the books as if such taxable period ended as of the close of business on the Closing Date and, in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other "flow through" entity, based on an actual closing of the books as if the taxable period of such partnership or other "flow through" entity ended as of the close of business on the Closing Date.

            (b) In the case of any taxable period other than a Straddle Period, all income, deductions, and other items shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an actual closing of the books of the Company on the day before the Closing Date, and shall be deemed to be a Pre-Closing Tax or a Post-Closing Tax, as applicable, for all purposes of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

11.1 Transaction Expenses and Taxes.

            Each party shall bear its own expenses in connection with the transactions contemplated by this Agreement and the Related Documents (it being understood that the Indemnifying Sellers shall pay all fees and expenses of the Company); provided, however, that Parent shall pay up to an aggregate of $30,000 of the expenses incurred by the Company and the Indemnifying Sellers.

11.2 No Third Party Beneficiaries.

      Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

11.3 Entire Agreement.

      This Agreement and the Related Documents constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter of this Agreement or any Related Document, including, without limitation, the Acquisition Term Sheet dated as of November 5, 1999 between Parent and the Company.

11.4 Successors and Assigns.

      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent or Acquisition Sub may assign any of its rights under any of this Agreement or any Related Document to (i) any Affiliate of Parent or Acquisition Sub; (ii) any Person who shall acquire substantially all of the assets of such Parent or Acquisition Sub or a majority in voting power of the capital stock of Acquisition Sub (whether pursuant to a merger, consolidation, stock sale or otherwise); (iii) any lender of Parent or Acquisition Sub (or any agent therefor) for security purposes and the assignment thereof by any such lender or agent to any purchaser in connection with the exercise by any such lender or agent of all of its rights and remedies as a secured creditor with respect thereto; and (iv) any Person to whom Parent or Acquisition Sub shall transfer any shares or Assets in accordance with the terms of this Agreement or any Related Document.

11.5 Counterparts.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.6 Notices.

      All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to the Sellers Representative or, prior to the Closing, the Company, to:

               Mr. George Constable, III
               942 Hayes Street, Suite 33
               San Francisco, California  94117
               Telephone:    (415) 775-2020
               Telecopy:     (415) 704-3180

               with a copy to:

               Fenwick & West LLP
               275 Battery Street, Suite 1500
               San Francisco, California  94111
               Telephone:    (415) 875-2300
               Telecopy:     (415) 281-1350
               Attention:    Kat McCabe, Esq.

            If to Parent, Acquisition Sub or, after the Closing, the Company, to:

               Opus360 Corporation
               733 Third Avenue, 17th Floor
               New York, New York  10017
               Telephone:    (212) 301-2200
               Telecopy:     (212) 301-2201
               Attention:    Mr. Ari B. Horowitz

               with a copy to:

               O'Sullivan Graev & Karabell, LLP
               30 Rockefeller Plaza
               New York, New York  10112
               Telephone:    (212) 408-2471
               Telecopy:     (212) 728-5950
               Attention:    John J. Suydam, Esq.

All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery;
(ii) in the case of delivery by telecopy, on the date of such delivery; (iii) in the case of delivery by nationally recognized overnight courier, on the third Business Day following dispatch; and (iv) in the case of mailing, on the seventh Business Day following such mailing.

11.7 Governing Law.

      THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

11.8 Amendments and Waivers.

      No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company, the Sellers' Representative and Parent. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.9 Incorporation of Schedules and Exhibits.

      The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

11.10 Construction.

      Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

11.11 Interpretation.

      Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. As used in this Agreement (including all Schedules, Exhibits and amendments hereto), the masculine, feminine and neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires. References to Articles and Sections refer to articles and sections of this Agreement. Similarly, references to Schedules and Exhibits refer to schedules and exhibits, respectively, attached to this Agreement. Unless the content requires otherwise, words such as "hereby," "herein," "hereinafter," "hereof," "hereto," "hereunder" and words of like import refer to this Agreement. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.12 Independence of Covenants and Representations and Warranties.

      All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

11.13 Remedies.

      The parties shall each have and retain all other rights and remedies existing in their favor at Law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement.

11.14 Severability.

      It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.15 Waiver of Jury Trial.

      EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT.

                                    * * * * *

            IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first above written.

                                      OPUS360 CORPORATION

                                      By: /s/ Rich McCann
                                          --------------------------------------
                                      Name: Rich McCann
                                      Title: Sr. VP, CFO


                                      ITHORITY ACQUISITION CORP.

                                      By: /s/ Rich McCann
                                          --------------------------------------
                                      Name: Rich McCann
                                      Title: Secretary and Treasurer


                                      ITHORITY CORPORATION

                                      By: /s/ Jeremy Epstein
                                          --------------------------------------
                                      Name: Jeremy Epstein
                                      Title: Secretary


                                      INDEMNIFYING SELLERS:

                                      /s/ George W. Constable, III
                                      ------------------------------------------
                                      George W. Constable, III

                                      /s/ Jeremy Epstein
                                      ------------------------------------------
                                      Jeremy Epstein

                                      /s/ William Herndon
                                      ------------------------------------------
                                      William Herndon

                                      /s/ Matthew Carden
                                      ------------------------------------------
                                      Matthew Carden

                                                                         ANNEX I

                                   Definitions

            Capitalized terms used but not defined in the Agreement and Plan of Merger have the respective meanings assigned to such terms below.

            "Acquisition Sub" has the meaning ascribed thereto in the caption.

            "Accrued Bonus Amount" has the meaning ascribed thereto in Section 2.1(a).

            "Acquisition Proposal" means any offer, proposal or indication of interest in (i) the direct or indirect acquisition of all or any material part of the Company; (ii) a merger, consolidation or other business combination directly or indirectly involving the Company; or (iii) the direct or indirect acquisition of any capital stock of the Company.

            "Additional Shares" has the meaning ascribed thereto in Section 2.1(a).

            "Affiliate" means, with respect to any Person, any of (i) a shareholder holding 5% or more of the capital stock (on a fully diluted basis), director or officer of such Person; (ii) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such Person); and (iii) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term "control" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            "Agreement" has the meaning ascribed thereto in the preamble.

            "Assets" means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by such Person.

            "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are not required to be open.

            "California Statute" has the meaning ascribed thereto in the preamble.

            "Cash Consideration" has the meaning ascribed thereto in Section 2.1(a).

            "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and the rules and regulations promulgated thereunder.

            "Certificate of Merger" has the meaning ascribed thereto in the preamble.

            "Closing" has the meaning ascribed thereto in Section 1.8.

            "Closing Amount" has the meaning ascribed thereto in Section 2.1(a).

            "Closing Date" has the meaning ascribed thereto in Section 1.8.

            "Closing Shares" has the meaning ascribed thereto in Section 2.1(a).

            "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "Company" has the meaning ascribed thereto in the caption.

            "Company Properties" has the meaning ascribed thereto in Section 3.11(d).

            "Confidential Information" has the meaning ascribed thereto in
Section 9.5(b).

            "Constituent Corporations" has the meaning ascribed thereto in
Section 1.1.

            "Corporate Rights" has the meaning ascribed thereto in Section 1.3.

            "Deferred Amount" has the meaning ascribed thereto in Section
2.1(a).

            "Deferred Payment" has the meaning ascribed thereto in Section
2.1(a).

            "Defined Benefit Pension Plan" has the meaning set forth in Section 3(35) of ERISA.

            "Effective Time" has the meaning ascribed thereto in Section 1.2.

            "Employee Benefit Plan" means any (i) qualified or non-qualified Employee Pension Benefit Plan (including any Multiple Employer Plans or Multi-Employer Plans); (ii) Employee Welfare Benefit Plan; or (iii) employee benefit, fringe benefit, compensation, incentive, bonus or other plan, program or arrangement, whether or not subject to ERISA and whether or not funded.

            "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

            "Employment Agreement" has the meaning ascribed thereto in Section 7.2(f)(ii).

            "Environmental and Safety Requirements" means all Laws, Orders, contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, including, but not limited to, the SWDA, the Clean Air Act, as amended, 42 U.S.C.ss.ss.7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C.ss.ss.1251 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C.ss.ss.11001 et seq., CERCLA, the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C.ss.ss.5101 et seq., the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "ERISA Affiliates" means, with respect to any Person, any other Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with such Person as defined in Section 14(b), or 414(c), or 414(m) or 414(o) of the Code.

            "Escrow Agent" has the meaning ascribed thereto in Section 2.4.

            "Escrow Agreement" means the Escrow and Pledge Agreement being entered into among Parent, the Sellers' Representative and the Indemnifying Sellers, in substantially the form attached hereto as Exhibit C.

            "Escrow Release Date" means the first anniversary of the Closing Date or if such day is not a Business Day, the Business Day immediately following such date.

            "Financial Statements" has the meaning ascribed thereto in Section 3.7(a).

            "Fully Diluted Basis" means that all convertible securities that have been converted or exchanged and all options, warrants and other rights to purchase shares of Parent Common Stock have been exercised.

            "Fundamental Documents" means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the "Fundamental Documents" of a corporation would be its charter and by-laws.

            "Funded Indebtedness" means the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from others and purchase money indebtedness (other than accounts payable in the ordinary course); (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner through, or in effect guaranteed, directly or indirectly, in any manner through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course; (iii) indebtedness of the type described in clause (i) above secured by the Person upon property owned by a Person, even though a Lien has not in any manner become liable for the payment of such indebtedness; (iv) obligations of a Person under any lease of any property (whether real, personal or mixed) by such Person which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person; (v) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness; and (vi) any indebtedness of a Person to any Affiliate thereof.

            "GAAP" means United States Generally Accepted Accounting Principles, consistently applied.

            "General Survival Date" has the meaning ascribed thereto in Section 10.5(a).

            "Governmental Entity" means any court, administrative agency, tribunal, department, bureau or commission or other governmental authority or instrumentality, domestic or foreign, Federal, state or local or any arbitral body.

            "Guaranty" means any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Funded Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Funded Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Funded Indebtedness or other obligation; (ii) to purchase property, securities or services for the purpose of assuring the owner of such Funded Indebtedness or other obligation of the payment hereof; (iii) to purchase or otherwise pay for merchandise, materials, supplies, services or other property under an arrangement which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered; or (iv) to maintain the working capital, equity capital or other financial statement condition of any primary obligor.

            "Income Taxes" has the meaning ascribed thereto in Section 10.2(b)

            "Indemnified Persons" means and includes the Parent Indemnified Persons and/or the Seller Indemnified Persons, as the case may be.

            "Indemnifying Persons" means and includes the Parent Indemnifying Persons and/or the Seller Indemnifying Persons, as the case may be.

            "Indemnifying Seller" and "Indemnifying Sellers" has the meaning ascribed thereto in the caption.

            "Intellectual Property" means all industrial and intellectual property, including, without limitation, (i) patents, patent applications, patent rights, trademarks, trademark applications, copyrights, copyright applications, know-how, certificates of public convenience and necessity, franchises, licenses, proprietary processes and formulae, layouts, processes, inventions and (ii) all proprietary rights pertaining to any product or service manufactured, sold, distributed or marketed, or used, employed or exploited in the development, manufacture, license, sale, distribution, marketing or maintenance thereof, and all documentation and media constituting, describing or relating to the foregoing.

            "Interim Balance Sheet" has the meaning ascribed thereto in Section 3.7(a).

            "Interim Financial Statements" has the meaning ascribed thereto in
Section 3.7(a).

            "Knowledge" of any Person means (i) the actual knowledge of such Person and (ii) that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs, including due inquiry of those officers, directors, key employees and professional advisers (including attorneys, accountants and consultants) of the Person who could reasonably be expected to have actual knowledge of the matters in question. When used in the case of a Seller, the term "Knowledge" shall also include the Knowledge of the Seller and the Company.

            "Latest Balance Sheet" has the meaning ascribed thereto in Section 3.7(a).

            "Law" means any constitution, law, statute, treaty, rule, directive, requirement or regulation or Order of any Governmental Entity.

            "Leased Property" has the meaning ascribed thereto in Section
3.11(b).

            "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

            "Licensed Intellectual Property" has the meaning ascribed thereto in
Section 3.13(a).

            "Losses" means and includes any and all losses, Liabilities, claims, damages, actions, suits, Proceedings, demands, assessments, judgments, costs or expenses (including reasonable attorneys', accountants' and other professionals' fees and expenses), assessments, and Taxes.

            "Lien" means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, option, or other similar arrangement or interest in real or personal property.

            "Material Adverse Change" means, with respect to any Person, any material adverse change in the business, operations, assets, condition (financial or otherwise), operating results, liabilities, or prospects of such Person or its Subsidiaries, if any, or any material casualty loss or damage to the assets of such Person, whether or not covered by insurance.

            "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, operations, assets, condition (financial or otherwise), operating results, liabilities or prospects of such Person and its Subsidiaries, if any, taken as a whole.

            "Merger" has the meaning ascribed thereto in the preamble.

            "Merger Consideration" has the meaning ascribed thereto in Section 2.1(a).

            "Merger Share Additional Shares" has the meaning ascribed thereto in
Section 2.1(a).

            "Merger Share Number" has the meaning ascribed thereto in Section 2.1(a).

            "Merger Share Reserved Shares" has the meaning ascribed thereto in
Section 2.1(a).

            "Merger Shares" has the meaning ascribed thereto in Section 2.1(a).

            "Multi-Employer Plan" has the meaning set forth in Section 3(37) of ERISA.

            "Multiple Employer Plan" has the meaning set forth in Section 413 of the Code.

            "Non-Compete Period" has the meaning ascribed thereto in Section 9.4(a).

            "Nonconsenting Seller" has the meaning ascribed thereto in Section 2.1(a).

            "Nonconsenting Share Additional Shares" has the meaning ascribed thereto in Section 2.1(a).

            "Nonconsenting Share Number" has the meaning ascribed thereto in
Section 2.1(a).

            "Nonconsenting Share Reserved Shares" has the meaning ascribed thereto in Section 2.1(a).

            "Nonconsenting Shares" has the meaning ascribed thereto in Section 2.1(a).

            "Nondisclosure Agreement" has the meaning ascribed thereto in
Section 6.5.

            "Orders" means judgments, writs, decrees, injunctions, orders, compliance agreements or settlement agreements of or with any Governmental Entity or arbitrator.

            "Options" has the meaning ascribed thereto in Section 2.1(a).

            "Owned Property" has the meaning ascribed thereto in Section
3.11(b).

            "Parent" " has the meaning ascribed thereto in the caption.

            "Parent Additional Share Price" has the meaning ascribed thereto in
Section 2.1(a).

            "Parent Balance Sheet" has the meaning ascribed thereto in Section 5.7(a).

            "Parent Common Stock" means the common stock, $.001 par value, of Parent.

            "Parent Financial Statements" has the meaning ascribed thereto in
Section 5.7(a).

            "Parent Indemnified Persons" means and includes (i) before the Closing, Parent, Acquisition Sub and their respective Affiliates, successors and assigns, and the respective officers and directors of each of the foregoing and
(ii) after the Closing, Parent, the Company and their respective Affiliates, successors and assigns, and the respective officers and directors of each of the foregoing; provided, however, that, after the Closing, any such Person who was, prior to the Closing, an officer, director, employee, Affiliate, successor or assign of any of the Company or the Sellers shall not in such capacity, be a Seller Indemnified Person with respect to a breach of this Agreement or any Related Document based on facts or circumstances occurring, or actions taken by such person or entity, at or prior to the Closing.

            "Parent Indemnifying Persons" means and includes (i) before the Closing, Parent and Acquisition Sub and (ii) after the Closing, the Company.

            "Parent Initial Share Price" has the meaning ascribed thereto in
Section 2.1(a).

            "Parent Losses" means any and all Losses sustained, suffered or incurred by any Parent Indemnified Person arising from or in connection with any matter which is the subject of indemnification under Section 10.1(a) or (b).

            "Per Merger Share Additional Shares" has the meaning ascribed thereto in Section 2.1(a).

            "Per Merger Share Reserved Shares" has the meaning ascribed thereto in Section 2.1(a).

            "Per Nonconsenting Share Additional Shares" has the meaning ascribed thereto in Section 2.1(a).

            "Per Nonconsenting Share Reserved Shares" has the meaning ascribed thereto in Section 2.1(a).

            "Per Share Closing Amount" has the meaning ascribed thereto in
Section 2.1(a).

            "Per Share Closing Shares" has the meaning ascribed thereto in
Section 2.1(a).

            "Percentage Interest" means, with respect to any Seller, an amount (represented by a percentage) determined by taking the number of shares of Company Common Stock (on a

Fully Diluted Basis) sold by such Seller and dividing by the total number of shares of Company Common Stock (on a Fully Diluted Basis) sold by all of the Sellers.

            "Permits" means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

            "Permitted Liens" means (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books of such Person; (ii) workers or unemployment compensation liens arising in the ordinary course of business; (iii) mechanic's, materialman's, supplier's, vendor's or similar liens arising in the ordinary course of business securing amounts that are not delinquent or past due; and
(iv) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the business.

            "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

            "Plans" has the meaning ascribed thereto in Section 3.18(a).

            "Post-Closing Tax Period" means all taxable periods beginning after the Closing Date and the portion beginning on the day after the Closing Date of any taxable period that includes (but does not begin on) such day.

            "Post-Closing Taxes" means all Taxes, including Taxes relating to or arising under any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice in effect, with respect to the Company attributable to the Post-Closing Tax Period, including all Taxes accruing under the principles of Section 10.7 hereof during the Post-Closing Tax Period.

            "Pre-Closing Tax Period" means all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day.

            "Pre-Closing Taxes" means all taxes, including Taxes relating to or arising under any tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice in effect, with respect to the Company attributable to the Pre-Closing Tax Period, including all Taxes accruing under the principles of Section 10.7 hereof during the Pre-Closing Tax Period.

            "Proceeding" means any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental Entity or an arbitrator.

            "Proportionate Percentage" means, as to any Indemnifying Seller, the fraction (expressed as a percentage), the numerator of which is equal to the number of shares of Company Common Stock (on a Fully Diluted Basis) sold by such Indemnifying Seller and the denominator of which is the total number of shares of Company Common Stock (on a Fully Diluted Basis) sold by all of the Indemnifying Sellers.

            "Property Taxes" has the meaning ascribed thereto in Section
10.7(a).

            "Real Property" has the meaning ascribed thereto in Section 3.11(b).

            "Related Documents" has the meaning ascribed thereto in Section 7.2(f).

            "Released Claims" has the meaning ascribed thereto in Section 6.7.

            "Released Persons" has the meaning ascribed thereto in Section 6.7.

            "Reserved Shares" has the meaning ascribed thereto in Section
2.1(a).

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Seller" and "Sellers" means, individually and collectively, the Persons listed on Schedule I attached hereto.

            "Seller Indemnified Persons" means and includes the Indemnifying Sellers and their respective Affiliates, successors and assigns, heirs and estates.

            "Seller Indemnifying Persons" means and includes the Indemnifying Sellers and their respective Affiliates, successors and assigns, heirs and estates.

            "Seller Losses" means any and all Losses sustained, suffered or incurred by any Seller Indemnified Person arising from or in connection with any matter which is the subject of indemnification under Section 10.1(d).

            "Seller Materials" has the meaning ascribed thereto in Section 1.5.

            "Sellers' Representative" has the meaning ascribed thereto in
Section 9.1(a).

            "Share Number" has the meaning ascribed thereto in Section 2.1(a).

            "Shares" has the meaning ascribed thereto in Section 2.1(a).

            "Stock Consideration" has the meaning ascribed thereto in Section 2.1(a).

            "Stockholders' Agreement" means the Stockholders' Agreement dated as of December 24, 1998, as amended, among the Company, Parent and the other parties thereto.

            "Straddle Period" has the meaning ascribed thereto in Section
10.7(a).

            "Subject Reps" has the meaning ascribed thereto in Section 10.3(a).

            "Subsidiary" of a Person means any corporation, partnership, limited liability company or other business entity, with respect to which such Person (or any Subsidiary thereof) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

            "Survival Date" has the meaning ascribed thereto in Section 10.3(b).

            "Surviving Corporation" has the meaning ascribed thereto in Section 1.1.

            "SWDA" means the Solid Waste Disposal Act, as amended, and the rules and regulations promulgated thereunder.

            "Tax" as used in this Agreement, means any of the Taxes, and "Taxes" means, with respect to any Person, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any) and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable Law) of another entity or a member of an affiliated or combined group, combined, or consolidated group (by reason of Treasury Regulation ss.1.1.504-6 (or similar provision of state, local or foreign Law) or (B) a contractual arrangement or otherwise.

            "Tax Claim" has the meaning ascribed thereto in Section 10.2(b).

            "Tax Return" has the meaning ascribed thereto in Section 3.12(a).

            "Third Party Claim" has the meaning ascribed thereto in Section
10.3.

            "Warrants" has the meaning ascribed thereto in Section 2.1(a).

                                                                      SCHEDULE I

                      Schedule of Company Common Stock and
                          Consideration to be Exchanged

                                                                                                                Percentage
                                                                                                               Interest of
                                                                                                              Nonconsenting
  Name and Address of                                                         Number of        Number of    Share Additional
         Seller          Number of Shares  Closing Amount  Deferred Amount  Closing Shares  Reserved Shares       Shares
         ------          ----------------  --------------  ---------------  --------------  ---------------       ------
George W. Constable, III        2,625,000    $ 78,708.00    $  58,170.00     47,775.0000      35,831.2500            ----
Jeremy Epstein                  2,625,000      78,708.00          58,170     47,775.0000      35,831.2500            ----
William Herndon                 2,625,000      78,708.00          58,170     47,775.0000      35,831.2500            ----
Matthew Carden                    802,170      16,030.57       17,776.09     14,599.4940      10,949.6205            ----
Venture Law Group                  18,753         562.29          415.57        341.3046         255.9785          7.768%
Joshua Pickus                       8,036         240.95          178.08        146.2552         109.6914          3.329%
George Constable, Jr.              28,219     (1,153.60)          625.33        513.5858         385.1894         11.688%
Kathryn Tresness                   28,219     (1,153.60)          625.33        513.5858         385.1894         11.688%
Douglas Merritt                    15,000         299.76          332.40        273.0000         204.7500          6.213%
Paul Resnick                       15,000       (300.24)          332.40        273.0000         204.7500          6.213%
Joseph Beninato                   100,500     (2,011.61)        2,227.08      1,829.1000        1371.8250         41.627%
Perry Arnold                        7,700       (539.12)          170.63        140.1400        105.10500          3.189%
Teresa Kersten                     20,000     (1,400.32)          443.20        364.0000         273.0000          8.284%

                         Proportionate
                         Percentage of
                          Merger Share
  Name and Address of     Additional
         Seller              Shares
         ------              ------
George W. Constable, III    30.252%
Jeremy Epstein              30.252%
William Herndon             30.252%
Matthew Carden              9.2450%
Venture Law Group              ----
Joshua Pickus                  ----
George Constable, Jr.          ----
Kathryn Tresness               ----
Douglas Merritt                ----
Paul Resnick                   ----
Joseph Beninato                ----
Perry Arnold                   ----
Teresa Kersten                 ----

                                                                     SCHEDULE II

                            Integration Requirements

1. e*Portfolio: Freeagent.com members will have a single profile within the system. e*Portfolio will also integrate to Ithority's reputation system data so users can properly qualify each other. Ithority's reputation system will be one component of the overall FreeAgent.com reputation/certification system.

2. Authorization system will be merged. Freeagent.com members will have a single username/password for logging into the system and accessing the Ithority functionality.

3. Billing system: Ithority will pass Freeagent.com billing events for completed transactions, which will be processed by Freeagent.com. Ithority needs to be able to support FreeAgent.com's multiple billing scenarios (up front listing payment, subscription, invoicing, credit card, and account balance). Account management information will be consolidated into one single display across all services for FreeAgent.com users.

4.    The systems will appear as one system through unified design.

5. The Ithority functionality will be accessible through the same overall Xchange interface, "questions" or "expert advice" should be a type accessible, browseable, searchable, in the vein of all of the other Xchange opportunities.